As filed with the Securities and Exchange Commission on April ___, 2000
                                                      Registration No. 333-30474

                       ----------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                   FORM SB-2

                                Amendment No. 1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                           GSI TECHNOLOGIES USA INC.
                        (Name of issuer in its charter)

Delaware                                       7319                             65-0902449
(State or other jurisdiction              (Primary Standard Industrial          (I.R.S. Employer
of incorporation or organization)          Classification Code)                 Identification Number)
2001 McGill College Avenue                                                      Irving Rothstein, Esq.
Suite 1310                                                                      Heller, Horowitz  & Feit, P.C.
Montreal H3A 1G1 Quebec                                                         292 Madison Avenue
(514) 940-5262  CANADA                                                          New York,  New York 10017
(Address and telephone  number                                                  212) 685-7600
of registrant's  principal executive                                            (Name, address and
offices and principal place of                                                  telephone number
business}                                                                       of agent for service)

                             ----------------------

                                   Copies to:
                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600

Approximate date of commencement of proposed sale to public: At the discretion of the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Title of each class of      Amount to be    Proposed maximum     Proposed maximum        Amount of
securities to be            registered      offering price per   aggregate offering   registration fee
registered                                  security(2)          price(2)
-------------------------------------------------------------------------------------------------------
Common stock class B, par        4,703,206       $1.00(3)            $4,703,206          $1,425.22
value $0.001
-------------------------------------------------------------------------------------------------------
Common stock class B, par     3,674,000(1)       $1.10(4)            $4,041,400          $1,224.67
value $0.001
-------------------------------------------------------------------------------------------------------
Total                         8,377,206(1)                           $8,377,206           $2649.89
-------------------------------------------------------------------------------------------------------

(1) Includes 3,674,000 shares of common stock issuable upon exercise of currently exercisable warrants. Pursuant to Rule 416, this Registration Statement also covers any additional shares of common stock which may be issuable by virtue of the anti-dilution provisions in the warrants.

(2)     Estimated solely for the purpose of calculating the registration fee.

(3)     Based upon the price of a recent private offering.

(4)     Exercise price.




The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION DATED, April ___, 2000

                                -----------------

                            GSI TECHNOLOGIES USA INC.

                             ----------------------

                        8,377,206 shares of common stock


     This prospectus covers 8,377,206 shares of the common stock, par value $.001 per share, of GSI Technologies USA Inc. This figure includes 3,674,000 shares of common stock that we may issue in the future if currently outstanding warrants are exercised. The common stock will be sold by the selling stockholders identified under the section entitled "Selling stockholders" beginning on page 28. We will not receive any part of the proceeds from the sale of any of these shares by the selling stockholders. However, we will receive funds from the holders of the warrants if they choose to exercise their warrants.


The securities offered hereby involve a high degree of risk. Please read the "Risk factors" beginning on page 2.


     The selling stockholders will sell their shares of common stock at various times for their own account (1) in the open market at the then prevailing prices or (2) in private transactions at such prices as may be agreed upon. The selling stockholders will pay all expenses with respect to the offering and sale of these shares except the costs associated with the registration of their shares and the preparation and printing of this prospectus.

     There is presently no public market for our securities. We intend to apply for a listing on the OTC:BB.

                        ---------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Our principal executive offices are located at 2001 McGill College Avenue, Suite 1310, Montreal Quebec H3A 1G1 CANADA. Our telephone number is (514) 940-5262.



                  The date of the prospectus is ________, 2000.

                                  Risk factors


     You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In this event, the trading price of our common stock could decline, and you may lose all or part of your investment. Please see the <<Special note regarding forward-looking statements>> on page 9 of this prospectus.

                         Risks relating to our viability

Since we have only a limited operating history, it is difficult for you to evaluate if we are a good investment

     We were incorporated in July 1998. We introduced our first products in January 2000. Accordingly, we have only a very limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Thus, our prospects must be considered in light of the risks, expenses and difficulties associated with a new and rapidly evolving market for multimedia entertainment and Internet technology. In sum, because of our limited history and the youth and inherent risks of our industry, predictions of our future performance are very difficult.

Our independent auditor has expressed concern over our ability to remain in business

     In his report on our audited financial statements, our auditor has stated that there is a substantial doubt as to whether we will be able to remain in business for even the next twelve months. His concern is based upon our growing losses and no specific plan to have the funds necessary to implement our business plan. If his concerns are proven accurate, any investment in our securities will likely be lost.

We have incurred substantial losses and anticipate even more losses in the future which may cause us to become insolvent

     From our inception in July 1998 through October 31, 1999, we incurred an accumulated deficit of $258,639. We anticipate continuing to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing products utilizing our technology. There can be no assurance that we will ever operate profitably.

We have no customers and generate no revenues

     We have not entered into any agreements to utilize our technology with any advertisers or retailers. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of municipalities and major media groups. There can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

     Our success is dependent on successful implementation of our business plan. This involves developing and expanding our operations on a profitable basis and developing non-traditional marketing and promotional channels that would be available to promote third party products on a fee basis. We are unaware of any other entity that has attempted to accomplish what we propose to do and there is no assurance that we will be successful or that our marketing concept will be accepted in the industry or result in the generation of significant revenues.

We need substantial additional financing or we may have to curtail operations

     Our capital requirements relating to the commercialization of our technology have been, and will continue to be, significant. We are dependent on the proceeds of future financing in order to continue in business and to develop and commercialize additional proposed products. We anticipate requiring at least $1.2 million in additional financing. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations.

                          Risks relating to technology

There still remains some question regarding the efficacy of our technology and if it does not work we will have no business

     Although considerable time and financial resources were expended in the development of our licensed technology, there can be absolutely no assurance that problems will not develop which would have a material adverse effect on our business. Since we have conducted only limited tests of our hardware and software, we are uncertain if it will perform all of the functions for which it has been designed or prove to be sufficiently reliable in widespread commercial use. While we have performed alpha tests in a controlled environment, we have not completed a thorough beta testing regime covering all the interior and particularly the exterior environmental factors we will face. The CEMU or computerized environmental management unit, which is described below, will have to be successfully tested under real conditions to ensure that our exterior display products function properly in our target markets.

     As described below in our plan of operations, because the interior environment is inherently more hospitable, we will concentrate on it first during Phase 1 of installations. A key challenge will be connecting each individual installation with the central server in order to ensure reliable transmission and functioning. Representing the greatest risk and the essential element of the software, which is also described below, is the scheduling element. There will still be a need for continued system refinement, enhancement and development efforts which are subject to all of the risks inherent in the development of new products and technologies, including unanticipated delays, expenses, technical problems or difficulties.

     Besides overcoming extreme climatic conditions, the greatest technical challenges in the exterior environment are the access rights, and wireless transmission when normal telephone cabling is unavailable.

Even if our basic technology works, successfully managing data from the different content providers to our servers could be a significant problem

     As well as the problems inherent in incorporating data, properly formatting and redistributing it could present certain risks in terms of time and cost and could substantially affect our continuing deployment.

Our infrastructure may not be reliable because it may not be large enough to accommodate growth and because of third party disruptions

     Our operations will depend upon the capacity, reliability and security of our system infrastructure. Managing the broadcast center will present the biggest challenge in terms of the personnel resources required to create and maintain the display and information flow according to the anticipated volume. We currently have only limited system capacity and will be required to continually expand our system infrastructure to accommodate significant numbers of remote locations. Development and/or expansion of our system infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that we will be able to expand our system infrastructure to meet potential demand on a timely basis or at a commercially reasonable cost. Our failure to develop and/or expand our system infrastructure on a timely basis would have a material adverse effect on us.

     We are particularly dependent on telecommunication providers. We need a dedicated communications system and depend on the reliability and performance of the provider. Hardware failures or system overloads could adversely affect the reliability of our transmissions.

     Our system infrastructure will also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service to our customers. Hackers breaking into targeted sites such as ours could have a direct negative impact on the stability of the network and the broadcasting capabilities of our servers. Security and privacy concerns of end-users may limit our ability to develop our network of users.

Our systems or other systems on which we depend to deliver our services may fail

     Our ability to generate revenues depends upon our ability to provide continuous service. As a result, if our service is interrupted, our reputation will be harmed and our customers may leave. Band width is a specific concern because of the traffic patterns at service providers and on the installed telecommunications systems as a whole. The flow of information to our installations could be adversely affected during peak periods. While we do not believe our system would crash, updates of content at our installation sites could be significantly delayed. This could cause customer dissatisfaction, negatively affecting revenue generation.

     Our systems and other systems upon which we and our customers are dependent risk damage and/or disruption from numerous forces, including power failures and unannounced or unexpected changes in transmission protocols or other technology.

     In addition to losing customers and our revenue base, we may be subject to legal claims and be liable for losses suffered by our customers for disruption of service or damage to customer equipment.

                       Risks relating to our business plan

Our business plan involves a new concept and it is uncertain if the market will embrace our products

     Our planned broadcasting solutions for reaching great numbers of <<viewers per day>> represents a new business concept. As is typical in the case of a new business concept, demand and market acceptance for a newly introduced product is subject to a high level of uncertainty. Achieving market acceptance for our new concept will require us to expend significant efforts and expenditures to create awareness and demand by advertising agencies, multimedia groups, municipalities and large retailers.

     Besides favorable economic and market conditions, our marketing strategy depends on the attraction of existing media operators who have, to date, been reluctant to enter into formal contracts until the technology has been proven out. As described in our plan of operations we are taking the approach of installing our products, attracting retailers directly, while continuing to seek the support of at least one major media operator. While our approach entails certain financial risks, we believe it is essential to provide prospective customers with verifiable assurance of the technical and commercial viability of our products and services.

            The prospect of increased sales volume at the retail level is critical in order to attract media operators and for them to, in turn, actually attract retailers and advertising agencies. If we are eventually able to enter into satisfactory marketing and distribution arrangements with media operators, our success will be largely dependent on the success of the advertisements and on increased sales of the end user's products. There can be no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed services.

     The market for our exterior animated display products entails specific risks depending as it does to a large extent on the approval of municipal authorities for the use of public sites. Without the involvement of the traditional operators who have already succeeded to a great extent in garnering this market for static advertising purposes, it would be very difficult to penetrate on our own.

Even if our basic technology works, meeting end-user demands for customized content may present unforeseen difficulties

     As each advertiser will want to customize their advertisements or messages, providing customized content on schedule, regularly updating their requirements, and coping with increasing volume will take time and cost money and create overload . Addressing this could delay our plans and cause us to incur substantial additional costs.

     In addition, customized content could be transmitted late or not at all, constituting a violation of contractual obligations.

We face competition from larger and stronger companies who have the resources and/or technological know how to utilize our concept and undercut our prices

     The markets that we are entering are intensely competitive. We expect additional competition to come from the increasing number of new market entrants who have developed or are developing potentially competitive products. We will face competition from large media groups which may develop and market their own competitive products and services. The existing media operators typically have the advantage of long term, exclusive contracts with many of the larger property owners and we could be effectively blocked from entry to prime, high volume locations. Similar animated display technologies could emerge and be more economical to operate. Pending the attraction of at least one major media operator, specific market niches will have to be identified in sufficient quantity during the first year to ensure a viable plan of operations beyond.

     Some of our competitors have certain advantages including, substantially greater financial, technical and marketing resources; greater name recognition; and more established relationships in the industry and may utilize these advantages to expand their product offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, and devote greater resources to the marketing and sale of their products

     The markets for our proposed products are characterized by rapidly changing technology and evolving industry standards. Accordingly, our ability to compete will depend upon our ability to continually enhance and improve our software and our display products. There can be no assurance that we will be able to compete successfully, that competitors will not develop technologies or products that render our products obsolete or less marketable or that we will be able to successfully enhance its products or develop new products.

We may face liability because of the content transmitted over our systems

     The liability we may face as a result of content disseminated through our system could have a negative impact on our financial condition. The law relating to the liability of businesses such as ours for content carried on or disseminated through their system is currently unsettled. We could become involved in litigation regarding the content transmitted over our system which could create adverse publicity, significant defense costs and substantial damage awards. In addition, because music content materials can be downloaded and may be subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. We could also be exposed to liability in connection with the selection of materials that may be accessible over our system.

     Claims could be made against us if material deemed inappropriate for viewing by children could be accessed or broadcast on our network as a result of people breaking into the network in order to broadcast pornographic or other inappropriate content. Certain ethnic or religious groups could be offended by certain content. While we intend to carry insurance policies, our insurance may not cover potential claims of this type or may not be adequate to cover liability that may be imposed or related defense costs. There can be no assurance that we will not face claims resulting in substantial liability for which we are partially or completely uninsured. Any partially or completely uninsured claim against us would have a material adverse effect on our ability to operate.

We cannot patent our technology

     We cannot patent our technology and the protection of our proprietary information is limited. We regard the design and integration of the hardware and all of the software which we have obtained under license as proprietary and intend to attempt to protect it with copyrights, trade secret laws, proprietary rights agreements and internal nondisclosure agreements and safeguards. However, such methods do not afford complete protection, can be prohibitively expensive with frequent design changes to the hardware during the development phase, and there can be no assurance that others will not independently develop know-how or obtain access to our know-how or software codes, concepts, ideas and documentation.

Since aspects of our technology have been acquired from others we may be accused of infringing the proprietary rights of others

     Certain approaches to our business could have been conceived by others, particularly the notion of animated street-level advertising. In addition, certain elements of our hardware and software have been purchased from others and, although we may have substantially modified the original appearance, third parties could emerge to claim proprietary rights. Our business may be adversely affected by such a claim or claims. While we have not been notified that we infringe the proprietary rights of third parties, we might face claims of infringement in the future. Any claim, even if not meritorious, could be time-consuming, result in costly litigation, or require us to modify our business plan or enter into royalty or licensing agreements. Any royalty or licensing agreements required might not be available at all or on terms acceptable to us. Our inability to do any of the foregoing will have an adverse impact on our ability to successfully remain in business.

                         General business risks we face

The success of our business depends upon our ability to retain and hire the key personnel we need

     Our success depends upon the personal efforts of J. Michel de Montigny and Michael Laplante, and other key personnel. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial, and other personnel. Competition for qualified personnel is intense and in our current financial condition it is even more difficult to hire or retain additional qualified personnel. If we do not attract and retain qualified management and other personnel we will be unable to successfully implement our business plan. At present, affordable "key person" insurance is unavailable.

We are subject to influence from a director and executive officer who controls a majority of our stock and shareholders will have limited ability to influence corporate affairs and decisions

     One of our stockholders owns a large enough stake in us to have an influence on matters presented to the stockholders. Our president, CEO and chairman, Mr. de Montigny, beneficially controls approximately 51% of our outstanding common stock. Accordingly, he could determine, among other things, the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may delay or prevent a change in control, merger, consolidation, takeover or other business combination involving us. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. As a result, this concentration of ownership may have an adverse effect on our value.

                Special note regarding forward-looking statements

Some of the statements under <<Risk factors>> <<Plan of operations>>
<<Business>>  and elsewhere in this  prospectus are  forward-looking  statements that involve risks and uncertainties.  These
forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as <<may>><<will>> <<should>> <<estimates>> <<plans>>
<<expects>>  <<believes>>   <<intends>>  and  similar  expressions.   We  cannot
guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in <<Risk factors>> and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

                    Summary historical financial information

     The following selected financial data for the year ended October 31, 1999 and for the period from inception on July 6, 1998 through October 31, 1999 is derived from our audited financial statements included in this prospectus.

     The following data should be read in conjunction with our financial statements and those of our predecessor.

Statement of operations data

                                 For the Year                     From 7/6/98
                                 Ended 10/31/99                   (Inception)
                                                                  to 10/31/99

Net Revenues                      $  -0-                           $  -0-

Operating Loss                    $ 258,639                        $ 258,639

Income Taxes                      $ -0-                            $ -0-

Net Loss                          $ 258,639                        $ 258,639

Loss Per Share                    $ (.042)                         $ (.042)
(Basic and Diluted)

Balance sheet data

                      October 31, 1999
                      ----------------
Working Capital       $    (15,853)
Total Assets          $    914,482
Total Liabilities     $    456,857
Stockholders' Deficit $   (258,639)

                               Plan of operations

     The following discussion should be read in conjunction with the financial statements and related notes which are included elsewhere in this prospectus. Statements made below which are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions, our ability to complete development and then market our products and services, competitive factors and other risk factors detailed in this prospectus.

     GSI was initially formed in July 1998 and we are currently still in the development phase and preparing to begin commercial activity in the second quarter of 2000.

     Under a master license acquired in October 1999 from our Canadian affiliate, GSI Technologies (3529363 Canada Inc), which is referred to as GSI Canada in this prospectus, we now have access to some of the most advanced technology currently available in the field of electronic advertising and interactive information display. In addition to production capacity, through this continuing association with GSI Canada, which, as reflected below, is controlled by the same principal shareholders, we also benefit from their ongoing research and development and the opportunity to broaden and enhance our product lines. All research and development is conducted by GSI Canada. We do not have any direct expenditures for research and development.

     After four years of design and development, the full array of operating software and systems were made available to GSI by GSI Canada on January 15, 2000. The most important technical success factors have been assuring reliable on-line broadcasting from central locations to remote locations and the design of the display units-- including the encasements for the computer hardware components and glass protectors for the screens that are impervious to various climatic conditions and vandalism.

     We believe GSI is currently in the pre-launch phase, and we are now in a position to offer a range of products designed around the concept of providing useful information and services in an attractive, convenient format to people in their everyday environments. These products include the various street-level display units--the interior or Citycolumn display units, the exterior or Novacolumn display units often referred to as "urban furniture" or "street furniture" in the language of the major North American and European advertisers; and the transit shelter or Servicolumn units. Following the assembly of four prototype units and the completion of the alpha version of the software and related systems on January 15, 2000, we began a successful period of beta testing in an interior environment with a Citycolumn unit.

     A Novacolumn and Servicolumn prototype will be on display at the Convention of Municipalities being held at the Convention Center in Quebec on April 27-28, 2000. Following that, the Novacolumn will be installed and on permanent display in the Old Port of Montreal.

     Our initial focus is on the interior market. We anticipate production operations will be launched in April 2000 following a revision to the original Citycolumn prototype which is now installed in a shopping mall in Montreal. With or without a sale to a media operator, GSI plans to deploy 35 units in the Montreal area in phase 1. This will constitute a fully functioning model network, a showcase for our technology, and a new testing environment for both the broadcasting to the units and the maintenance of the units.

     The operating plan for the year-ending October 31, 2000 calls for the sale and installation of a total of 280 display units; consisting of 250 Citycolumn units and 30

Novacolumn units. While we believe there is the potential for some orders of the Servicolumn units before the end of the year, we have not reflected this in the baseline plan.

     Following the installation of the model network, during phase 2 we intend to gradually increase installations to a rate of 50 Citycolumn units a month by September. Subject to successful negotiations with potential host municipalities, the current plan calls for the first 15 Novacolumns to be installed in September 2000 and another 15 in October 2000.

     In addition to the software and technical operating systems, the main direct cost elements are the screen, the casing structure, the computer, the CEMU or computerized environmental management unit comprising cooling, heating, and ventilating units, and the shatter-proof glass windows. On a cost-indicated basis, product pricing has been formulated to enhance market penetration. The basic models will likely have a target price in the range of $17,000-$18,000 per unit. More advanced models with additional features such as internet access, transactional capabilities, and wireless phone systems will probably sell for approximately $23-$24,000 per unit. The high-end Citycolumn unit comes with two or three screens and, accordingly, the price will likely be set at $35,000 per unit.

     A standard Novacolumn model is currently projected to be priced at $28,000. The additional features that are available on the Citycolumn are also available on the Novacolumn. Pricing for the initial Servicolumn unit has not yet been set owing to the high level of customization likely to be required for the product.

     According to this pricing, we anticipate generating an average gross margin of approximately 35%. In addition to revenue from product sales, we anticipate that this should be augmented by revenues from our other products and services such as multimedia content management, network management, broadcasting, consulting, and from the sale of sub-licenses.

     The business model we continue to favor is marketing and selling our products to the existing media companies rather than interfacing directly with retailers and other potential end users. We believe this provides the best route to rapid deployment of our products and services. While our principal market in the area of advertising is mature and dominated by a relatively small number of large, well-developed media operator companies such as Pattison, JC Decaux, Outdoor Systems and Adshel Eller Media, we believe that the opportunity exists to both supplant old, static forms of advertising signage and to increase exposure in terms of hits or "viewers per day" at the street level.

     Should we be unable to complete formal contracts with at least one of the major media operators, our plan is to market directly to end users. Although our products have widespread applications, the marketing plan for the first year of operations is to concentrate on the North American market and to focus, particularly during the first half of the year, on significant opportunities that have been identified in Canada, beginning in the Montreal metropolitan area and Quebec City.

     Depending on the availability of capital, a sales office may be opened in New York City later in the year and we intend to pursue opportunities in the American market. We estimate the monthly rental at $10,000 plus approximately $50,000 in equipment costs. Major urban centers and commercial shopping malls, theme parks, and airports will be targeted.

     Building on the extensive network of affiliations and strategic alliances of its affiliated company in Canada, we are now in a position to completely outsource the integration and production of the required units. Orders will be placed with a prime contractor, HiTech Neon, currently the largest and longest operating division of GSI Canada. This affiliated supplier will also be responsible for the production of the encasement modules.

     Subject to a competitive ordering process, computer hardware components will, at least initially, be supplied from the Lexton Group and networking and cabling services from ITS Service Interteck, both of which are operating divisions of GSI Canada. We intend to outsource the advertising services with GSI Canada's New Media Division providing the content.

     While all key suppliers have the required capacity to complete the planned production schedule, the greatest challenge will be for HiTech Neon to meet accelerating demand. Additional manpower and space will be required to gear up to the planned production schedule. Labor relations at the HiTech Neon plant in Montreal are considered excellent.

     Under the current plan, following the successful private equity offering in October 1999 in the amount of $1 million, we believe we have sufficient funds until June 2000. To continue operating at the planned pace for the balance of the year, a total of at least $1.2 million in further funding will be required beginning in June. Any delays in funding would mean we would have to delay implementation of the installation schedule. We would also have to curtail spending generally while continuing to seek funding either from current shareholders, through another private placement, or through borrowings. Establishing operating lines of credit with commercial banks will depend on a successful launch of commercial operations. Our spending is currently running at approximately $100,000 a month.

     As part of its strategy to grow and expand in the information technology and multimedia industries, we intend to pursue an aggressive mergers and acquisitions program. The program is designed to help us reach a critical mass of activity, to achieve substantial vertical integration and control over the production processes; as well as to create a strong financial underpinning for the continued development of our core business. While several synergistic opportunities have been identified, it is far too premature to make a determination of the likelihood of the success of any transaction. Additional funding would be required in order to help finance acquisitions and capitalize on emerging opportunities.

     Further strengthening the senior management team, a vice-president of business development and a corporate controller have recently been appointed. A search is in process for a director of operations for the anticipated fast ramp up in operations. Other required resources to effectively sustain operations are available from GSI Canada, and, in order to maintain flexibility and minimize overhead, outsourcing to consultants and other professionals will be made as required. Since early February 2000, we have been based in our new principal business office in Place Mercantile in the center of Montreal. We have a five year lease which is secured by a letter of credit from the Canadian Imperial Bank of Commerce or CIBC, GSI Canada's principal bank.

     Office equipment is leased from GSI Capital, a division of GSI Canada. The initial monthly cost, effective April 1, is $1,173. The capitalized value is $42,000.

     As reflected in the financial statements as of October 31, 1999, the accumulated deficit to date of $258,639 results mainly from our recent financing as well as professional fees. We anticipate incurring a further loss during the first quarter of 2000 of about $200,000.

     The net cash deficit at October 31 was $171,134 and our spending is currently running at $100,000 a month, including the monthly rent for the office in Montreal which is $8,062. The remaining obligation under consulting agreements is $25,000 to BBT Consulting Group and will be discharged from currently available cash.

Effect of recent accounting pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." ("SFAS No. 133"), which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. GSI does not presently enter into any transactions involving derivative financial instruments and, accordingly, does not anticipate the new standard will have any effect on its financial statements.

Year 2000 disclosure

     We are Year 2000 compliant and we do not anticipate any internal problems. In the event any internal problems should arise, GSI Canada has many expert computer technicians on their payroll and we believe that we will be able to satisfactorily address any such problems. However, we are dependent on the integrity of the internet being maintained to derive income from the sale of advertising spots at remote locations via the internet and if the internet should fail or if our hosts or internet service providers should fail, we could be adversely impacted. Given the currently available information this does not appear to be a likely scenario and, accordingly, we do not believe that our potential for profitability or operations will be materially affected by the Year 2000 problem.


                                 Use of proceeds

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. However, we will receive the exercise price of the warrants if they are exercised.

     The net proceeds to us from the exercise of all warrants for which the underlying common stock is registered herewith, would be approximately $4,000,000. There can be no assurance that we will receive any proceeds from the exercise of the warrants as not all, or any, warrants may be exercised. This could result in our receiving none or only minimal proceeds from this offering.

     Any proceed received from the exercise of the warrants will be added to working capital. We have no definite plans for the use of any proceeds from this offering and we have made no specific allocation as to the use of such proceeds. The proceeds could be used for current administrative, marketing and other expenses, the acquisition of business or repayment of debt. Any such application of the proceeds of this offering will be at the discretion of our board of directors.


                                    Business

     The following discussion should be read in conjunction with the financial statements and related notes which are included elsewhere in this prospectus. Statements made below which are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions, our ability to complete development and then market our products and services, competitive factors and other risk factors detailed herein.

     GSI is a Delaware corporation, originally established in July 1998 as I.B.C. Corporation. Following a change of control to the current principal shareholders and the creation of a new business plan, we acquired an exclusive worldwide license from GSI Canada relating to a unique technology in the field of electronic commercial advertising. The license includes proprietary software, hardware, and broadcasting systems enabling users to transmit and receive full-motion video, graphics, along with compressed or uncompressed audio on any kind of display units, whether mobile or static, indoor or outdoor. The technology offers users remote control through telephone lines, LANs, the internet, wireless systems, cell phones, global systems for mobile telecommunications, or GSMs, fibre optics and short waves. GSI also acquired broadcasting server technology from GSI Canada.

     GSI participates in the information technology industry, specializing in broadcasting solutions principally for media operators, advertisers and others seeking to reach the greatest number of "viewers per day" at the street level. Street level advertising is the strategic placement of signage so they are readily visible to pedestrians and motorists. In addition to addressing potential consumers in busy urban and suburban settings, public service messages can also be conveyed using our technology.

     We believe the potential market for which GSI intends to sell its products is large with opportunities for growth. The advertising industry, for example, is always looking for new ways to reach consumers. Having acquired our license from GSI Canada, we believe we are now able to respond to their needs as well as those of other industries. Whereas traditional media groups such as television, radio, and newspapers used to specialize in their respective activities, as reflected below our research shows that there is a clear pattern of them utilizing newly developed electronic media in order to maintain and extend their reaching power.

Historical background

     Since 1995, Mr. J. Michel de Montigny, currently our president, has been dedicated to fulfilling his vision of bringing television and advertising to the street level. Working together with an accredited computer graphics artist, a large number of potential applications became increasingly apparent. Originally serving the casino and stadium industries, he soon identified many diverse locations across North America in which to successfully install, and, after appropriate Beta testing, to manage by remote control the automated network systems. From 1996 through September 1998, he controlled large electronic automated signs in Vancouver, Edmonton, Toronto, Montreal, Las Vegas, and Biloxi, Mississippi.

     With the rapid evolution of electronic sign capabilities via full video broadcast signals, companies began to seek new ways of transferring images and information from remote stations to signs in a compressed and secure environment. Effective use of the Internet was the logical solution. In order to respond expeditiously to market trends and to concentrate all its resources in the completion of a fully integrated hardware-software package, GSI Canada applied for the most innovative and advantageous Canadian governmental grants available in the area of multimedia R&D.

     In September 1998, GSI Canada was incorporated in order to qualify for and receive a CDTI Cite Multimedia research license. Cite Multimedia is a major government-sponsored project in Montreal designed to bring together, in the same location, companies working in the information and communications technology field. The grant is an exclusive twelve-year program of incentives which includes: 40% of salaries, 40% of the capital cost for specialized equipment, as well as other Federal tax credits and exemptions.

     GSI will benefit directly from this association with GSI Canada by effectively outsourcing its R & D which will facilitate the continuing development of leading-edge broadcasting systems and related products in the field of multimedia. A total of $116,000 has been received to date by GSI Canada with a projected 12 month total of $350,000.

     In January 1999, Mr. Yves LeBel, an experienced entrepreneur and business consultant, joined the GSI Canada team as executive vice-president and chief financial officer. A series of acquisitions have since been completed in Canada, first to achieve a degree of vertical integration as well as to continue the process of horizontal expansion and growth.

     These include the acquisition in August of Lexton Group which assembles and markets computer products, the acquisition in September of of HiTech Neon which produces and markets electronic signs, and the acquisition in October of ITS Service Inter Teck which provides computer networking products and services.

     Further strengthening the senior management team of GSI Canada, in June 1999 Michel Laplante joined as vice president research and development and chief information officer.

     In June 1999, Mr de Montigny and a group of founding shareholders, mainly investors in GSI Canada, acquired control of I.B.C. Corporation, by then a dormant company originally incorporated in Delaware on July 6, 1998. In October 1999 the name was changed to GSI Technologies USA Inc. While our principal business office is in Montreal the head office continues to be in Ft. Lauderdale, Florida, providing a base for pursuing significant market opportunities in the region.

     By August 1999, GSI Canada had finished preliminary testing of the basic server system and software package required to reliably operate and broadcast. In October 1999 the rights to the technology were acquired by GSI.

The Technology

     The basic technological advance achieved by GSI Canada and available to us by way of the master licensing agreement is the successful integration of various hardware components and specialty software for the transmission of broadcast signals in real time. Using our Multimedia Pack Technology which is described below, we have the unique capability to broadcast from a central server to full video screens in remote locations anywhere in the world. The system is capable of updating pinpoint information minute by minute by way of video compressing systems and other fully automated software systems.

     By utilizing our products and services, media and advertisers will have an improved way of reaching consumers right in their daily environment, outside their homes, and especially in the downtown cores where thousands of people circulate daily as pedestrians, by car or as they use public transportation going to and from work or to shop. One such location can represent 100,000 and more "viewers per day". This could result, for example, from 10,000 people seeing the same message in a particular location 10 times during the course of a single day downtown.

Hardware

     To achieve its sales goals, GSI is commercializing products such as Citycolumn, Novacolumn, Parcom, Servicolumn and Skycolumn. The latter is still in the design phase. In addition to two Citycolumn prototypes, a Novacolumn and a Parcom prototype have been built and a Servicolumn prototype will be completed by the end of April, 2000. Still to be successfully integrated into these outdoor prototypes are the environmental control features. The latest Citycolumn model prototype was installed at a local mall on the South Shore of Montreal in late 1999 and is ready for the application of the remote broadcasting feature.

     Citycolumn is an interior display unit or kiosk consisting of three screens 36" wide. Full-size video, 3D animations and stereo sound can be broadcast on these units and they can be remotely controlled and reprogrammed via GSI's software from anywhere in the world. Adding a remote control unit can also extend Citycolumn's capabilities by providing advertisers with interactivity. The combination of video and computer digital displays makes changing commercials almost instantaneous, allowing for short advertising campaigns, special promotions, and the latest news headlines. In addition to the animated display there are two backlit display panels 28" wide and 40" high. Other features of the interactive kiosk include a tactile menu on a 15" tactile screen, promotional windows for advertisers and as well as directories and location maps. The production lead time from the ordering of components to assembly and integration is six weeks. Once an order is received, the installation of cabling can commence in parallel.

     In the category of what major advertisers call <<urban furniture>> or
<<street furniture,>>  Novacolumn,  is designed for outdoor displays and meeting the requirements of traditional advertisers. Via a single projector and providing a field of view of from 5 to 300 feet, the main display side features a large screen 36" wide by 42" high, the dimensions of a regular advertising poster. The other two sides include space for static backlit posters. This kiosk can be remotely controlled and reprogrammed via GSI's software from anywhere in the world.

     As with Citycolumn, the combination of video and computer digital display makes changing commercials almost instantaneous, allowing for short advertising campaigns, special promotions, and the latest headlines. Adding a remote control unit can also extend Novacolumn's capabilities, providing advertisers with interactive applications. For instance, the

Novacolumn can be made to control another one of GSI's product offerings, the interactive parking meter.

     Novacolumn's specifications include sturdy, composite materials and each unit is molded in sections. Providing climate control for installations in environments that will periodically experience extreme weather conditions, including hot and/or cold, Novacolumn is equipped with a CEMU or computerized environmental management unit. The production lead time from the ordering of components to assembly and integration is currently estimated at ten weeks.

     A smaller unit with the same dimensions as the standard installations found in most cities, Parcom is an interactive parking meter. An outdoors application, the same basic specifications apply for Parcom as for Novacolumn. The production lead time from the ordering of components to assembly and integration is currently estimated at ten weeks.

     Servicolumn is a customized, outdoor, self-contained unit that is being designed to be incorporated in the display portion of transit shelters. Our aim for this unit is to replace the static back-lit display in the offerings of other manufacturers. 24" in depth, on one side will be a 36" X 48" display of animated content and on the other side pedestrians and public transportation users will have access to a 14" touch-screen, a smart card reader, and a wireless phone providing informational content, transactional functions and access to emergency or information phone numbers. A prototype will be completed and ready for display by the end of April.

     Skycolumn is conceptually a giant outdoor screen (16,7 million color), capable of transmitting video images from a server located anywhere in the world. Potential installation sites include airports, sport stadiums, and large expressways.

     These products can all be marketed directly by GSI or via sub-licensing agreements with media operators.

     GSI's objective is to offer the possibility of what we call a Total Vision Network, linking large numbers of installations of our products in various locations. Animated advertising displays and information of public interest can be efficiently and economically managed from strategically placed central locations. The content broadcast on the network will be continuously updated. For optimal exposure, the content will consist of a three minute loop divided into eighteen segments of ten seconds each. Besides advertising, these segments will include messages of public interest issued by our newsroom, drawing on the technical support of our control room. For example, six of the segments can be dedicated to local advertising while the other twelve are made available for regional or national advertising and the messages of public interest. The involvement of the radio and television networks is being sought for this part of the network's offering.

Software

A key feature of GSI's offerings is the software, marketed as the GSI Multimedia Pack, and which provides what we consider to be innovative broadcasting capabilities in the field of street-level advertising. Provided under license, this pack enables users to access multimedia databases and make their selection. It consists of three sub-packs, each with its own applications, enabling users to schedule and send content to all display units and then to play it. All together, the GSI Multimedia Pack consists of five applications and three sub-packs:

     Applications

          o    Database Graphical User Interface (GUI)
          o    Schedule Manager
          o    Billing Manager
          o    File Transfer Manager
          o    Multimedia Player

     Sub-Packs

          o    Master Pack
          o    Universal Pack
          o    Terminal Pack


     The workstations using the Master Pack and the Universal Pack are either connected to the Internet through telephone lines, wireless systems, or ISDN. Workstations using the Terminal Pack are connected to the workstations using Universal Pack via a LAN.


     Master Pack

     The broadcasting server located at GSI Canada's Operating Centre uses this pack and most of the operations take place in it. The database of the GSI Multimedia Pack is kept on the broadcasting server. The pack consists of four applications:

          o    Database Graphical User Interface
          o    Schedule Manager
          o    Billing Manager
          o    File Transfer Manager

     Universal pack

     This pack is the transition zone between the Master and Terminal Packs. Mid-level software, it allows the transmission and retrieval of information without an operator as required in a multi-server environment. This pack consists of two applications:

          o    File Transfer Manager
          o    Multimedia Player

     Terminal Pack

     Workstations using this pack are connected via a LAN to the workstations using the Universal Pack. It receives all animations and schedule files and reports to the workstation which is directly connected to it. It consists of two applications:

          o    File Transfer Manager
          o    Multimedia Player

          The GSI Multimedia Pack manages the system.

     Database Graphical User Interface (GUI)

     The database GUI manages all information in the database such as kiosk identification, terminals, clients, animations, etc. This application makes it possible to add, change or delete any field in the database in a user-friendly interface.

     Schedule Manager

     In a user-friendly manner, this application enable users to create specific broadcast schedules.


     Billing Manager

     Available on demand, this application can be connected to invoicing software and various databases such as Oracle's.

     File Transfer Manager

     FTM is a multilevel application which enables users to select and send the content to the specified site. Consisting of two sub-applications, File Sender and Remote Receiver, FTM also confirms to the Multimedia Player being monitored by the GSI control room dministrator that animations are in fact being played at the remote locations.

     Multimedia Player

     Multimedia Player runs the animation files according to a time schedule generated by Schedule Manager. Our proprietary media player plays compressed or uncompressed multimedia files in all the animation formats that Windows Media Player is capable of playing, including .avi, .mpg, etc.

     Other enhancements are under development including a module to enable advertisers to get information on the products and services broadcast on the Total Vision Network; to reserve time slots on specific columns that will put their commercials to best use; and to help advertisers in selecting the number of columns to be reserved along with specific site information. GSI will offer access to the Total Vision Network on the Internet through GSITV.COM. Multimedia interactive screen savers containing advertisements are also available and can be updated through channels or active server pages.

Service

     On site service and maintenance is available for all installations worldwide. We will offer our customers continuous 24 hour broadcasting; customized advertising and multimedia content; "state-of-the-art" software packages; network management and maintenance service with 24 hour monitoring and technical support.

     While our customers are primarily responsible for the content of what is broadcast, as an internal policy we will attempt to monitor the content and only broadcast information and graphic images that are in accordance with locally accepted standards.

     Our products are susceptible to defacement at installation sites, but are designed to be relatively impervious to other forms of vandalism and to most weather conditions as well.


The advertising market

     GSI participates in the information technology industry, specializing in broadcasting solutions principally for advertisers and others seeking to reach the greatest number of <<viewers per day>> as well as to achieve other commercial and public service objectives.

     We have identified the potential market for our products in terms of territory and the principal media groups. Globalization is the dominant trend. Once branded in their domestic markets, companies are seeking opportunities to penetrate elsewhere, particularly in non-traditional, non-exploited markets such as Russia, Eastern Europe, Africa, and South

America. But the viability of our business depends on our assessment of current trends in traditional markets. In our view and discussed below, expansion in the traditional North American and European sites that typically attract a high volume of<<viewers per day>> will occur by way of replacing older, static billboard poster facilities with animated multimedia products broadcast by way of advanced telecommunications systems and over the Internet.

     The major media companies are Clear Channel Communications, JC Decaux, TDI, and Outdoor Systems. Doing business on five continents, the largest is Clear Channel. Our information about them and the overall market has been obtained mainly from their publications and websites, as well as from industry publications such as Advertising Age.

     A diversified media company with two business segments, broadcasting and out-of-home advertising, Clear Channel (www.clearchannel.com) currently operates in 32 countries. It has 830 radio and 19 television stations in the United States and has equity interests in over 240 radio stations internationally. It also operates over 550,000 display faces. With consolidated sales approaching $3 billion in 1999, their subsidiaries include Adshel, a leading world brand in street furniture, More Group, a leading outdoor advertising company in Europe and Asia, and the Eller Media Company which is based in San Antonio, Texas and is the oldest outdoor advertising company in the world. They recently acquired Universal Outdoor in Chicago.

     Operating in 23 countries and over 1200 cities, JC Decaux (www.jcdecaux.com) is the largest marketer of street furniture in the world, including bus shelters, newsstands, and public information panels. Their most recent acquisition was Avenir Publicite Group, a $2 billion transaction in July 1999. Their inventory of installations includes over 160,000 backlit advertising panels, and over 205,000 pieces of street furniture installed, 67,000 bus shelters, 4,000 automatic public toilets, 53,000 columns and free standing panels.

     Based in Phoenix, Outdoor Systems, Inc. (www.outdoorsytems.com) is the largest out-of-home media company in North America with approximately 112,500 bulletin, poster, mall and transit advertising display faces in 90 metropolitan markets in the United States, 13 metropolitan markets in Canada, and 44 metropolitan markets in Mexico and approximately 125,000 subway advertising display faces in New York City.

     One of the largest media firms in the world, TDI (www.tdi.com) considers itself the most diversified out-of-home advertising provider. They provide a variety of media forms including bus and rail displays, phone kiosks, and large posters. They operate 100 franchises in 26 U.S. cities as well as operating throughout the U.K. and Holland.

     The Out-Of-Home Media Group, Canada's largest outdoor advertising company currently claiming a 45% market share and the Jim Pattison Sign Group, the world's largest custom electric sign company are parts of the Pattison Group, (www.pattison.com) one of Canada's largest diversified companies.


     GSI has been exploring opportunities to sell its products and services to and possibly form strategic alliances with JC Decaux, Adshel (www.adshel.com). Outdoor Systems, and Pattison. While no contracts have been signed to date, discussions are continuing. It is the premature to speculate on the outcome of these discussions, or even if ultimately successful, the structure or format of any relationship that might ensue.

     According to a Government of Canada (www.infoexport.gc.ca) research document of 1997 entitled <<The Advertising Services Market in the United States>> the American advertising industry accounts for over 40% of global advertising expenditures. As reflected in another Advertising Age Dataplace table of September 27, 1999 shown at www.adage.com, although outdoor advertising represented only 2% of the total national advertising spending of $201.6 million by media during 1998, there was a 38% increase in spending on that form by the top 100 global marketers over the prior year. This was the second largest spending increase after the 45.4% increase in the Internet by the top 100 marketers in 1998.

     While television's relative position has been maintained, advances in technology now enable the consumer to select from more than 500 television channels at home. Many of these are specialized channels and pay television that do not broadcast advertising. As a result, TV broadcasters cannot pretend to reach the same number of in-home "viewers per day" as they used to. Since in-home advertising does not offer the same "viewers per day" reach, it has become strategically imperative for the advertisers and advertising agencies to seek other out-of-home possibilities. Mainly through mergers and acquisitions, media groups are now increasingly able to offer the advertisers a variety of multimedia-based approaches.

     Examples abound in North America. In the US Market, Clear Channel Communications is the second largest radio broadcasting group following the acquisition of Jacor. In Canada, Radio-Mutuel, the broadcasting company, was strictly involved in radio as late as 7 years ago. Since then it has acquired Omni outdoor advertising, Much Music Broadcast, CKMF, CKVL, and other stations. Another media company based in Canada and now a major multinational, Quebecor, was once only in newspaper publishing and printing. During its rapid growth it has acquired TQS, a broadcasting firm, Archambault a music and multimedia products distributor, and Quebec-Livre a book distributor. Videotron, another major example in Canada, which initially offered only cable television is now operating TVA, a large broadcasting network and with whom they have become associated in order to create an Internet service.

Outdoor advertising

     Innovations in outdoor advertising have led to increased spending. Total spending in 1997 was just under $1.5 billion. Spending in 1998 would increase to approximately $1.6 billion. While this market is mature and dominated by the relatively small number of large, well-developed companies identified above, the opportunities to both supplant old, static forms of advertising signage and to increase exposure in terms of viewers per day at the street level are substantial.

     According to an article in Agency Magazine (www.aaaa.org) entitled <<The Great Outdoors>> by Andrea MacDonald, the point is made that after spending so many years as the last line on the media plan, out-of-home is hot and it's getting hotter thanks largely to the surge in dot-com advertising. Another point is made that the out-of-home media category itself has also expanded beyond billboards and transit to include everything from cinema ads, to postcards in bars and nightclubs, to stencils and laser light logos on the sidewalk.

     A recent article by Joan Voight in Adweek Online and entitled <<Media Outlook - Outdoor: Spectacular Results>> (http://www.adweek.com/mediaoutlook) provides other pertinent information. In the field of outdoor advertising, 1999 saw a tendency towards bigger and bigger billboards as well as towards the formation of bigger companies. Consolidation among outdoor media operators and an increase in oversized outdoor boards called <<spectaculars>> attracted more advertising dollars from a variety of major national clients, including Ford., Apple, and Levi's jeans. At the same time, more industries such as the technology, telecommunications, entertainment, media and healthcare industries joined the many apparel, auto, travel and leisure companies that traditionally use out-of-home advertising. These changes were expected to trigger a 6.5 % increase in advertising revenue in 1999, according to Zenith Media, bringing the total expenditures for 1999 to just over $2 billion.

     Demand from the entertainment and amusements industries are driving prices up, according to Craig Alexander, Managing Director of Outdoor Services in San Francisco, a buying service. In 1997 that category accounted for 15.7% of his company's business, followed by business consumer services at 12.2%, which included computer advertising.

     The restrictions on outdoor ads for cigarettes has turned out to be a boon for the industry, according to Alexander. The tobacco ads often had premium locations, but due to 10 to 20-year contracts they were paying discount rates for the space. The major outdoor companies are quickly reselling the newly available space for "50 to 100 percent more than the tobacco advertisers were paying."

     Other points are made in the article explaining trends in the outdoor advertising market. High-tech companies are looking at outdoor as a way to sell product as well as attract talented employees, according to Ted Block, media director at the advertising agency Foote, Cone & Belding in San Francisco. "Advertisers and agencies see public spaces as a

[cost-effective] way to make a bold and clever statement." Apple, one of the world's largest computer manufacturers, has been a leader in technology outdoor ads, using billboards, spectaculars, walls, large buildings and bus wraps for its national "Think Different" campaign created by TBWA Chiat/Day of Venice, California and featuring portraits of Picasso, Einstein, Maria Callas, and others.

Indoor advertising

     We have observed that the major media companies in the field of outdoor advertising are now seeking opportunities to penetrate the indoor advertising, commercial, and information display market which is largely untapped and still in an embryonic stage of development.

     Shopping centers offer excellent opportunities. A source of information about the shopping center industry was Scope 1999 from the website www.icsc.org of the ICSC. According to the National Research Bureau, there were a total of 43,600 shopping centers in the United States in 1998, an increase of 1.7% from 1997. Revenue potential from advertising is large. Retail sales in shopping centers increased by 5.0% to 1,044.6 billion, representing 51% of total retail sales in the country, excluding sales of automotive dealers. In a typical month, 189 million adults shop at shopping centers. 94% of the population over 18 years of age.

     Reflecting the relationship in population of about 10% between Canada and the United States, there were 4,298 shopping centers in Canada by the end of 1998, generating $94.2 billion in retail sales.

Interactive television

     The convergence of television, telecommunications, and computers presents the advantages of interactivity including choice of content and the ability to order on demand. New products being developed such as set-top boxes incorporate Internet, audio and video, as well as informational databases. GSI Canada is currently developing a similar product which will be marketed by GSI. This product allows easy and cost-effective hook-ups to the Internet and access of home viewers to GSI.COM and the Total Vision Network,


Key success factors

Experience

     GSI has an available pool of knowledge and experience regarding the rapidly evolving market. Our associated companies, the GSI Canada family of companies, have been controlling signs from remote locations since 1994 and selling advertising on electronic screens since 1995; as well as using and selling internet and other software since 1992. Extensive experience has been gained in dealing with various electronic signs manufacturers and companies involved in controlling interactivity such as Dacktronics, Saco, Smartvision, Adtronics, A.D.E.

Intellectual property

     We have acquired an exclusive worldwide license from GSI Canada, which has proprietary rights on the software required to operate the system. These rights are governed and protected by applicable commercial law. We intend to take all reasonable and practicable steps to obtain patent and trademark protection, when available, to protect our rights to the licensed technology.

On-going research and development

     GSI Canada qualifies for a 12-year program of grants and governmental support which will facilitate the continuing development of leading-edge broadcasting systems and related products in the field of multimedia. GSI expects to derive economic benefits directly from this association in terms of lower product cost and the ability to obtain cutting edge technology.

Effective marketing

     Our expertise is in the creation of three minutes loops, based on advertising <<spots>> of 10 seconds each and, through GSI Canada, in the assembly and the integration of various hardware products. The content of the broadcast information has been developed after considerable market research and target customers have been identified and are being approached by our representatives. We believe we can effectively respond to our customers' needs by pinpointing specific services and information sponsored by the advertisers.

     A strategic licensing plan has been developed for the worldwide deployment of our products and services. Outside the North American market our approach would be to identify potential partners in selected locations. Interested companies would be offered a license to market GSI's products and have access to GSI's technology for a certain territory. While possibilities are being explored in parallel with the start up of operations in North America, operations under sub-license would commence at a later period.

Sales and marketing strategy

     Our products are designed to provide a highly reliable, efficient means of broadcasting information that addresses the needs of people in fast-paced environments and brings the advantages of interactive multimedia to the street level. Our main targets are:

     o    media owners
     o    municipalities
     o    consumers

     The urban pedestrian, motorist and consumer will have the benefit of daily pinpoint area information, i.e., "news you can use", and interactive capabilities such as:

     o    weather reports
     o    traffic conditions reports
     o    news updates
     o    sports results
     o    local community messages
     o    emergency alerts
     o    postings of local events

     The advertiser will have the opportunity to reach many more consumers per day, and to increase brand recognition by providing better information content.

     Municipal governments will be able to reach their citizens on a daily basis and to better measure the impact of their community programs and services. They will also be able to share in revenues derived from renting city space for the installation of the networks and to communicate information about local events or emergencies instantly with a simple phone call, fax, or e-mail.

     The media industry will benefit from GSI's Total Vision Network. Linking installations and various locations, they will be able to broadcast information in specific locations by remote access and reach millions of "viewers per day". Advertising can be sold at very high quality standards and at very affordable prices giving local businesses the same opportunities to this point enjoyed by large companies.

     The infrastructure created by the installation of our products and services may also generate other beneficial associations; for example, in the area of video-conferencing; with electronic smart card distributors; with municipal parking meter authorities; and with ticket distributors for entertainment and sporting events.

     We will provide back-up for the installed networks at GSI Canada's Research Center located in Montreal, Canada. We are currently working on creating our own server system to minimize dependence upon other hosts and internet service providers.

     As a way of demonstrating the public service power of the product, we plan to associate ourselves with child finding organizations worldwide. Using its pinpoint and instant remote broadcasting capability, pictures of missing children can be shown in a specific area on short notice, thereby increasing the chances of a successful recovery. Our first association was established in Montreal in 1999 with an organization called The Missing Children's Network Canada.

Employees

     We currently have nine full time employees of which three are executives, three are engaged in financial activities and three are engaged in sales and marketing activities. In addition, we share three administration personnel with GSI Canada at the main office in Montreal. Additional financing permitting, we intend to hire up to five additional employees. None of our employees are represented by a labor union. We believe that relations with our employees are good.

Properties

     Our facilities are located in approximately 6,000 square feet of leased office space in Montreal shared with GSI Canada and we share some office space in Ft. Lauderdale. The lease in Montreal expires on December 31, 2004 and provides for an annual rental of approximately $75,000 and in Ft. Lauderdale the lease expires on December 1, 2001 and provides for an annual rental of approximately $3,800. We have only negligible costs relating to environmental compliance laws.

Legal proceedings

We are not involved in any material legal proceedings.

                                   Management

Officers and directors

     Our officers and directors are as follows:

Name                         Age            Position
----                         ---            --------
J. Michel de Montigny        41            president, chief executive officer
                                           and chairman
James A. Hone                55            senior vice president administration,
                                           chief financial officer, secretary
                                           and director
Michel Laplante              42            senior vice president sales and
                                           marketing and director

     J. Michel de Montigny founded the Company in 1998 and has been its president, CEO and chairman since such time. Mr. de Montigny has over twenty years of hands-on and management experience in the multimedia/advertising industry. In 1995 he founded Solcom Group. From 1990 to 1992, he was president of Groupe Actuel Design, crafting the design concepts behind the Bell Canada Boutiques, the Yves Rocher boutiques and the Societe des Alcools du Quebec Stores. From 1988 to 1990 he was president of College Inter-Dec, a technical college in Montreal. Prior thereto, he was director of operations and director of marketing in a variety of companies. As an advertising and marketing consultant, he was the driving force behind some of Montreal's most innovative advertising campaigns of the 1990's. A consultant to companies such as Labatt, Budweiser, and Michelin, he was also involved in projects creating an interactive bus shelter for Budweiser, special effects for the film Mortal Kombat (Alliance Films), and the inauguration campaign for a new Air Canada aircraft. Mr. de Montigny received an MBA from the University of Quebec.

     James A. Hone joined the Company in June 1999 as its chief financial officer. A graduate of McGill University and York University in Commerce and Business Administration in 1966 and 1969, respectively, Mr. Hone has extensive financial management and administrative experience with five major multinational companies in the automotive, aerospace, building systems, forest products, and telecommunications industries. After 10 years with Ford Motor Company, both in Toronto and Detroit, where he achieved the position of manager, collection he became treasurer of Pratt & Whitney Canada in Montreal until 1982. He then served as assistant treasurer-international-finance of United Technologies Corporation in Hartford, Connecticut until 1988; as vice president-treasurer of Abitibi-Price in Toronto and as vice-president finance of the Commercial Paper Group based in Quebec City and New York City until 1994; and, most recently, as vice president-finance and Administration of TMI Communications, a subsidiary of BCE Inc. in Ottawa.

     Michel Laplante joined the Company in June 1999 and became its senior vice president sales and marketing in December 1999. Mr. Laplante has been involved in the multimedia industry for the past 20 years. He has acquired extensive experience in the field of television broadcasting and recording and expertise in the area of training in high-tech environments. From 1985 to 1991 he served as an account manager for Yamaha. From 1991 to 1992 he was a consultant for various firms such as Commodore Business Machines and Kawai. In 1992 he became national sales manager for MDL Technologies, a desktop video equipment distributor and integrator based in Montreal, serving clients such as Department of National Defense and top Fortune 500 companies. Before joining GSI Canada in June 1999 as vice-president of research and development and chief information officer, Mr. Laplante owned a consulting firm specializing in audio and video computer applications, IT, networking, video compression and broadcasting. He has also served as a Multimedia consultant to the multimedia division of CESAM, a large consortium with representation from, among others, Bell Canada, CAE Electronics, Quebecor Multimedia, Teleglobe, and the four universities in Montreal.

Indemnification of directors and officers

     Neither our certificate of incorporation nor our by-laws currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Compensation of directors

     Directors do not receive any compensation for their service as members of the board of directors.

                          Security ownership of certain
                        beneficial owners and management

     The following table sets forth, as of December 31, 1999, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for

     o each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

     o    each of our officers and directors and

     o    all of our officers and directors as a group.

     Each stockholder's address is c/o GSI Technologies USA Inc., 2001 McGill College Avenue, Suite 1310, Montreal, Quebec, CANADA, H3A 1G1.

                                       Number of
                                       Shares Owned
Name                                   Beneficially          % of Total
----                                   ------------          ----------

3633730 Canada Inc. (1)(2)              8,037,128                 39.9%
3633632 Canada Inc. (1)(3)              1,397,938                  6.8%
Totalcom Inc. (1)(4)                    1,546,794                  7.6%
J. Michel de Montigny(5)                  500,000                  2.4%
Michel Laplante (6)                        20,000                    *
James A. Hone (7)                          90,000                    *

All Officers and Directors
as a Group (3 persons) (8)             11,591,860                  54.2%
------------------
* less than 1%


(1) Owned by J. Michel de Montigny, our president, CEO and chairman.
(2) Includes 260,954 shares underlying currently exercisable warrants.
(3) Includes 347,938 shares underlying currently exercisable warrants.
(4) Includes 34,794 shares underlying currently exercisable warrants.
(5) Consists of currently exercisable warrants.  president, CEO and chairman.
(6) Vice president sales and marketing and a director.
(7) Includes 50,000 shares underlying currently exercisable warrants.
(8) Includes the shares owned indirectly by Mr. de Montigny through wholly owned entities and an aggregate of 1,193,686 shares underlying currently exercisable warrants.


                             Executive compensation

     From inception through the fiscal year ended October 31, 1999, no compensation was paid to any of our executive officers.

Employment agreements

     On October 29, 1999, Mr. de Montigny entered into a three year employment agreement commencing January 1, 2000. The agreement provides for an annual salary of $100,000 and warrants to purchase 500,000 shares at an exercise price of $1.10 per share. Mr. de Montigny may also receive bonuses as determined by the board of directors.

     On October 29, 1999, Mr. Hone entered into a one year employment agreement commencing January 1, 2000. The agreement provides for an annual salary of $60,000, warrants to purchase 50,000 shares at an exercise price of $1.10 per share and 50,000 shares vesting equally over five months. Mr. Hone may also receive bonuses as determined by the board of directors.

     On January 1, 2000, Mr. Laplante entered into a two year employment agreement. He will receive an annual salary of $72,800 for 2000. In addition, he will receive bonuses based on the achievement of quarterly sales targets. He will also be eligible to receive additional shares and warrants during the course of his contract.

                 Certain relationships and related transactions

     We delivered a note payable dated October 31, 1999 in the amount of $279,667 to GSI Canada, one of our stockholders, for payment of license fees of $200,000 and reimbursement of expenditures in the amount of $79,667 paid by GSI Canada on our behalf during the fiscal year ended October 31, 1999. The note is unsecured and bears interest of prime plus two percent and matures on October 31, 2000. We also issued GSI Canada 600,000 shares of common stock as payment for the license, valued at $1.00 per share.

     On October 31, 1999, we accrued financing expenses in the amount of $10,000 due to Totalcom Inc., one of our stockholders, for finder fees associated with our October 1999 private offering. Mr. J. Michel de Montigny, our president, CEO and chairman, owns Totalcom Inc.

     On October 31, 1999, we accrued financing expenses in the amount of $15,000 due to 3633730 Canada Inc., one of our stockholders, for finder fees associated with our October 1999 private offering. Mr. J. Michel de Montigny, our president, CEO and chairman, is now a 100 percent shareholder of 3633730 Canada Inc.

     On August 17, 1999, we entered into an agreement with Maxima Capital Inc., one of our stockholders, for services related to obtaining a OTC:BB listing. The fee for such services totaled $12,000 of which $7,500 has been accrued in the financial statements. On October 31, 1999, on the basis of time spent, we accrued expenses in the amount of $86,500 due to Maxima Capital Inc. for finder fees associated with our October 1999 private offering as well as for other services. Maxima Capital is our principal financial advisor and has acted as placement agent and trustee. Mr. Pierre Saint-Aubin is the Director of Maxima Capital Inc. and one of our stockholders. Maxima Capital is a licensed brokerage firm in Canada and the offering was only made to Canadians.

     Our policy is to obtain all supplies and services on a normal competitive basis, but that, all things being equal, to purchase from affiliated or related entities. All related party transactions must be reviewed by the board of directors to assure that we are not paying higher than fair market arms-length prices.

                      Disclosure of commission position on
                 indemnification for securities act liabilities

     Neither our by-laws nor our certificate of incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            Description of securities

Authorized and outstanding stock

     Our authorized capital stock consists of 55,000,000 shares of Class B common stock, $.001 par value, and 5,000,000 shares of Class A common stock, $1.00 par value. As of December 31, 1999, there were 20,185,472 shares of Class B common stock outstanding, which were held by approximately 252 stockholders of record and no shares of Class A common stock were outstanding.

Common stock

     Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

Warrants

     We currently have 3,674,000 warrants outstanding, each of which entitles the registered holder thereof to purchase, at any time until the close of business on January 31, 2002, one share of Class B common stock at a price of $1.10. All of the warrants contain provisions which protect the holders thereof against dilution by adjustment of the exercise price and number of warrants, in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other extraordinary events.

Transfer agent and registrar

     The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan blvd # 1, Boulder City, Nevada 89005-2100.

Dividend policy

     Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future.

Shares available for future sale

     On the date of this prospectus, all 4,703,206 shares included in this prospectus will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act. An additional 15,482,266 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     You should note that we anticipate that our shares of common stock will initially be included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an <<automated quotation system of a registered securities association>> and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three month period.


     Plan of distribution

     The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

     The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                              Selling stockholders

     We   are registering

     o Shares of common stock purchased by investors in our 1999 private placement offerings,

     o    a portion of the shares of common stock owned by our founders,

     o a portion of the shares of common stock received as a distribution from GSI Canada; and

     o 3,674,000 shares of common stock underlying currently outstanding warrants.

     Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

     Except as indicated below, none of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources in December 1999.

     These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

     The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.

                                              Shares Beneficially Owned
                                          Before                      After
Name of Selling Security Holder          Offering       Offering    Offering

3633730 Canada inc. (1)                  7,776, 174      288,000    7,488,174
Tim McLean                                 209, 888       69,000      140,888
3633632 Canada inc. (1)                  1,050, 000       38,000    1,012,000
Totalcom inc. (1)                        1,512, 000       56,000    1,456,000
9035-2899 Quebec inc                         70,000       23,000       47,000
Denis Renaud                                 70,000       23,000       47,000
Interlink Investment And Holding            258,982       85,000      173,982
Chambers Investment And Holding             258,982       85,000      173,982
Paul A. Cyr                                 100,000       33,000       67,000
Michel Laplante (2)                          20,000        7,000       13,000
Knick-knack Investment And Holding          147,000       49,000       98,000
Illaria Investment And Holding              154,162       51,000      103,162
Pierre Addison                               5, 000        2,000        3,000
Tony Della Cioppa                            7, 500        2,000        5,500
Mario Iannicello                             7, 500        2,000        5,500
Israel Martineau                            50, 000       17,000       33,000
Anthony Santucci                             2, 284        1,000        1,284
George Zervakos                             10, 000        3,000        7,000
Melanie Lacombe                              1, 000         --          1,000
W.A.F.A. Corporation                        662,500      219,000      443,500
O.S.F.A. Corporation                        175,000       58,000      117,000
Paul Roy                                    175,000       58,000      117,000
9064-6167 Quebec inc                        175,000       58,000      117,000
Maxima Capital Inc (3)                      281,250       93,000      188,250
Pierre Saint-Aubin (3)                      281,250       93,000      188,250
Lipalsc                                     700,000      231,000      469,000
Majella Boucher                              87,500       29,000       58,500
Renee Sylvestre                              87,500       29,000       58,500
Daniel Riopel                                87,500       29,000       58,500
Steve Larochelle                             87,500       29,000       58,500
Gerald Deslandes                             87,500       29,000       58,500
Jocelyne Langelier                           87,500       29,000       58,500
Alain Chicoine                               87,500       29,000       58,500
Gilles Leduc                                 87,500       29,000       58,500
Monique Petit                                87,500       29,000       58,500
Jean-Guy Petit                               87,500       29,000       58,500
Patrick Petit                                87,500       29,000       58,500
Marcel Hebert                                87,500       29,000       58,500
Serge Paquin                                 52,500       17,000       35,000
Suzie Beauchemin                             35,000       12,000       23,000
Ginette Barnabe                              87,500       29,000       58,500

                                              Shares Beneficially Owned
                                            Before                     After
Name of Selling Security Holder            Offering     Offering      Offering

Robert Bazinet                              87, 500       29,000       58,500
Pierre Champagne                            87, 500       29,000       58,500
Serge Cote                                  87, 500       29,000       58,500
Yves Tremblay                               87, 500       29,000       58,500
Gilles Villemaire                           87, 500       29,000       58,500
Michel Lefebvre                             87, 500       29,000       58,500
Monique Lussier                             87, 500       29,000       58,500
Gestion Jacques Plantes inc                 262,500       87,000      175,500
Denis Adam                                  87, 500       29,000       58,500
Francine Goyette                            87, 500       29,000       58,500
Isabel Marques                              87, 500       29,000       58,500
Yvan Dery                                   87, 500       29,000       58,500
Danielle Dubuc                              175,000       58,000      117,000
Renald Racine                                87,500       29,000       58,500
D. et M. Gariepy                             87,500       29,000       58,500
Louise Beauvolsk                             87,500       29,000       58,500
Sebastien Leduc                              87,500       29,000       58,500
Louise Nadeau                                87,500       29,000       58,500
Juliette A. Bourque                          87,500       29,000       58,500
Richard Bourque                              87,500       29,000       58,500
Jean-Jacques Lajoie                         175,000       58,000      117,000
Paul-Andre Lepage                           87, 500       29,000       58,500
Simon Francoeur                             87, 500       29,000       58,500
Bruno Girouard                              87, 500       29,000       58,500
Investissement Dumont                       87, 500       29,000       58,500
Paul Nolin Auto                             87, 500       29,000       58,500
Power Group                                 50, 000       17,000       33,000
Andre Desjardins                            25, 000        8,000       17,000
BBT Consulting Group                        500,000      158,206      341,794
3529363 Canada inc. (1)                     600,000      600,000            0
Addison, Pierre                               1,000        1,000            0
Akhavan, Hooman                               2,000        2,000            0
Anagnostaras, Con                             5,000        5,000            0
Anderson, Vivian                              1,000        1,000            0
Angers, Dyan                                  1,000        1,000            0
Angers, Jocelyne                              1,000        1,000            0
Angers, Sylvain                               2,000        2,000            0
Anthabian, Tigran                             1,500        1,500            0
Antun, Emilio                                 2,000        2,000            0
Araujo, Jose                                 15,000       15,000            0
Araujo, Jose                                  5,000        5,000            0
Arvanitakis, Irene                            1,500        1,500            0

                                              Shares Beneficially Owned
                                            Before                      After
Name of Selling Security Holder            Offering     Offering       Offering

Arvanitakis, Maria                            2,000        2,000            0
Audate, Martine                               1,847        1,847            0
Bachellerie, Yan                              1,000        1,000            0
Batchelder, Todd                              1,000        1,000            0
Bao, Nick                                     2,000        2,000            0
Bazinet, Marie-France                        10,000       10,000            0
Bazzarelli, Ernest                            1,000        1,000            0
Beheshti-Zavareth, Hossein                      728          728            0
Beaudin, Bert                                 2,000        2,000            0
Beaulieu, Pauline                             1,981        1,981            0
Beauregard, Micheline                         3,855        3,855            0
Beauregard, Sonia                             1,313        1,313            0
Benoit, Gaetan                                5,000        5,000            0
Berger, Louise                                3,000        3,000            0
Blais, Francine                               1,981        1,981            0
Blais, Sylvain                                  930          930            0
Boivert, Jacques                              2,000        2,000            0
Bouchard D'amico, Louise                      5,000        5,000            0
Boucher, Yan                                  1,981        1,981            0
Brouillard, M                                 3,220        3,220            0
Bussiere, Robert                              2,300        2,300            0
Cardinal, Frederic                            1,998        1,998            0
Cardinal, Raymond                             1,146        1,146            0
Cardinal, Carole                              1,153        1,153            0
Calisto, Mike                                 2,000        2,000            0
Campagnale, Vince                             2,000        2,000            0
Cannuli, Diane                                1,000        1,000            0
Carnevale, Benny                              1,500        1,500            0
Carruthers, William                          33,000       33,000            0
Chiminian, Hagop                              1,000        1,000            0
Christofaro, Joseph                           2,650        2,650            0
Chu, Kun Chu                                 30,000       30,000            0
Coiteux, F                                    3,250        3,250            0
Collins, Ginette                              2,000        2,000            0
Cote, Michel                                  6,661        6,661            0
Cote, Pierre-Paul                             2,740        2,740            0
Courchesne, Lyne                              1,000        1,000            0
Cunningham, Diane                             1,000        1,000            0
Daigle, Claude                                5,000        5,000            0
D'Amico, Carlo                                1,500        1,500            0
Dansereau, J. F                               1,417        1,417            0
Daviau, Louise                                9,800        9,800            0

                                              Shares Beneficially Owned
                                             Before                  After
Name of Selling Security Holder             Offering    Offering    Offering

De Nardis, Luigi                               10,000    10,000         0
De Nardis, Mena                                 1,000     1,000         0
Deruyter, Ellen                                 2,670     2,670         0
Desjardins, G                                  20,000    20,000         0
Disalvo, Joseph                                 5,000     5,000         0
Dore, Michelle                                  5,274     5,274         0
Dolar, Jirayr                                  10,000    10,000         0
Dulude, Valerie                                 4,000     4,000         0
Dugas, Yves                                       975       975         0
Ediflex inc                                     3,318     3,318         0
Edition Louis Martin                            3,318     3,318         0
Eliopoulos, Georges                             2,000     2,000         0
Fafard, Andree                                 14,400    14,400         0
Favas, Emanuel                                 11,936    11,936         0
Felsher, Melvyn                                10,000    10,000         0
Ferner, Susan                                   2,000     2,000         0
First-Guardian International Corporation       10,000    10,000         0
Fontaine, Bernard                               1,600     1,600         0
Ford, Marjorie                                 20,000    20,000         0
Fortier, Denis                                  4,000     4,000         0
Foster, Linda J                                 2,000     2,000         0
Furman, Mitchel                                 2,000     2,000         0
Giannini, Giuseppe                              3,000     3,000         0
Goldfinch, Stephanie                            1,000     1,000         0
Gravas, Spiros et Arvanitakis, Panayiota        2,000     2,000         0
Guerin, Carl                                    2,665     2,665         0
Guerin, Gilles                                  3,961     3,961         0
Guerin, Jean-Francois                           1,336     1,336         0
Guernon, Jean                                   3,278     3,278         0
Hancock, Richard                               10,000    10,000         0
Hancock, Richard                                4,989     4,989         0
Harel, Hubert                                  10,000    10,000         0
Hartvigsen, Kris                                1,200     1,200         0
Hebert, Fernande                               10,000    10,000         0
Hebert, Jean                                   23,300    23,300         0
Hebert, Jean                                   23,396    23,396         0
Hoyt, Randy                                     1,000     1,000         0
Jamalouden, Nazmoon                            15,000    15,000         0
Kaklamanos, Leonidas                            3,000     3,000         0
Kalafatidis, James                              3,400     3,400         0
Kastelorizios, Maria                            8,000     8,000         0
Karteris, Maria                                13,422    13,422         0

                                               Shares Beneficially Owned
                                             Before                  After
Name of Selling Security Holder             Offering    Offering    Offering

Karteris, John                                 16,680    16,680         0
Karteris, John                                 16,780    16,780         0
Kirakossian, Garabet                           11,000    11,000         0
Kirakossian, Hourie                             2,500     2,500         0
Kirakossian, Vartivar                           6,000     6,000         0
Lachapelle, Sylvain                             5,200     5,200         0
Lacroce, Vincenzo                               3,000     3,000         0
Lalande, Sophie                                 3,000     3,000         0
Lamorgese, Caroline                             1,000     1,000         0
Lamorgese, Tony                                 2,000     2,000         0
Lanoie, Pierre                                  2,130     2,130         0
Laverdiere, Chantal                             1,000     1,000         0
Lebel, Yannick                                  1,000     1,000         0
Leroux, Guylaine                                8,000     8,000         0
L.I.B. Invest. Club                             2,000     2,000         0
Lintzeris, Peter                                2,000     2,000         0
Luniewski, Renee                                2,000     2,000         0
Mady, Chady                                     3,014     3,014         0
Malenfant, Robert                              20,700    20,700         0
Malenfant, Veronique                            7,950     7,950         0
Marcos, Marcel                                  1,000     1,000         0
Markov, Nikolaos                                1,500     1,500         0
Martin, Jacques                                50,000    50,000         0
Martin, Philippe                                2,000     2,000         0
Martinez, Alvaro                                2,000     2,000         0
Mathieu, Josee                                  4,916     4,916         0
Mineo, Serge                                    1,000     1,000         0
Morazain, Luc                                   2,000     2,000         0
Morel, Remy                                       600       600         0
Morin, Pierre                                   9,460     9,460         0
Morissette, Solange                               900       900         0
Morgia, Anne-Marie                              1,000     1,000         0
Muller, Peter                                   1,000     1,000         0
Natale R. Gennaro                               8,000     8,000         0
Pacheco John et Pacheco Joe                     1,313     1,313         0
Panaccione, Fabio                              10,000    10,000         0
Papadakos, Georgia                             15,000    15,000         0
Pappappicco, Mariella                           5,000     5,000         0
Pare, Richard                                   3,341     3,341         0
Perreault, Daniel                               1,600     1,600         0
Petit, Patrice                                  3,137     3,137         0
Pires, Joa                                     20,000    20,000         0

                                                Shares Beneficially Owned
                                              Before                  After
Name of Selling Security Holder              Offering    Offering    Offering

Poulin, Christian                               1,336     1,336         0
Poulopoulos, N                                  5,000     5,000         0
Purcell, Anita                                  1,000     1,000         0
Rea, Karen                                      3,000     3,000         0
Renaud, Denis                                   3,318     3,318         0
Richard, Martin                                 1,500     1,500         0
Riopel, Nicole                                  1,400     1,400         0
Rioux, Pierre Sam                               2,015     2,015         0
Roque, Christina                                1,000     1,000         0
Salas Fernandez, Carlos Luis                    1,982     1,982         0
Santucci, Anthony                               1,000     1,000         0
Santucci, Gianni                               10,000    10,000         0
Santucci, Mario                                 1,000     1,000         0
Santucci, Mario                                16,500    16,500         0
Sauve, Diane                                    2,000     2,000         0
Shou, Judy                                      1,000     1,000         0
Sistatsis, Georges                              1,000     1,000         0
Stefaros, Bill                                 12,000    12,000         0
Stinziani, Giovanni                             8,000     8,000         0
Stockden, Gary                                  2,000     2,000         0
Taddeo, Anthony                                 1,000     1,000         0
Tartaglia, Nick                                 5,929     5,929         0
Tassone, Vittoria                               5,000     5,000         0
Tolias, Maria                                   4,000     4,000         0
Therrien, Eric                                  2,500     2,500         0
Therrien, Ghislaine                             2,500     2,500         0
Tremblay, Marc                                 16,700    16,700         0
Trudeau, Wayne                                  3,000     3,000         0
Vaccarella, Vincent                            14,000    14,000         0
Vassiliou, Joanne                               1,000     1,000         0
Vassiliou, Vicky                                3,400     3,400         0
Veilleux, Vincent                               6,661     6,661         0
Virgilio, Giuseppe                              6,500     6,500         0
Ward, Lance                                     1,660     1,660         0
Woods, James                                    5,000     5,000         0
Winikoff, Mark                                  1,000     1,000         0
Zervakos, Georges                              29,000    29,000         0
Zervakos, Georges                               4,989     4,989         0
Zervakos, Kostantinos                           2,000     2,000         0
Zervakos, Melinda                               2,000     2,000         0
Zervakou, Rosa                                  1,000     1,000         0
3101-5464 Quebec inc                           35,000    35,000         0
9008-5085 Quebec inc                           15,000    15,000         0

     (1)  Controlled by our president, CEO and chairman.

     (2)  Our senior vice president sales and marketing and a director.

     (3)  Mr. Pierre Saint-Aubin is a director of this entity.


                                                 Warrants beneficially owned*
                                              before                      after
 Name of warrant holder                      offering      offering     offering

3633730 Canada inc. (1)                        260,954      260,954          0
3633632 Canada inc. (1)                        347,938      347,938          0
Totalcom inc. (1)                               34,794       34,794          0
9035-2899 Quebec inc                            34,794       34,794          0
Denis Renaud                                    26,095       26,095          0
Interlink Investment And Holding                17,397       17,397          0
Chambers Investment And Holding                 17,397       17,397          0
W.A.F.A. Corporation                            75,000       75,000          0
O.S.F.A. Corporation                            75,000       75,000          0
Paul Roy                                        75,000       75,000          0
9064-6167 Quebec inc                            75,000       75,000          0
Maxima Capital Inc. (2)                        375,000      375,000          0
Pierre Saint-Aubin (2)                         104,381      104,381          0
Lipalsc                                        100,800      100,800          0
Majella Boucher                                 12,600       12,600          0
Renee Sylvestre                                 12,600       12,600          0
Daniel Riopel                                   12,600       12,600          0
Steve Larochelle                                12,600       12,600          0
Gerald Deslandes                                12,600       12,600          0
Jocelyne Langelier                              12,600       12,600          0
Alain Chicoine                                  12,600       12,600          0
Gilles Leduc                                    12,600       12,600          0
Monique Petit                                   12,600       12,600          0
Jean-Guy Petit                                  12,600       12,600          0
Patrick Petit                                   12,600       12,600          0
Marcel Hebert                                   12,700       12,600          0
Serge Paquin                                     7,560        7,560          0
Suzie Beauchemin                                 5,040        5,040          0
Ginette Barnabe                                 12,600       12,600          0
Robert Bazinet                                  12,600       12,600          0
Pierre Champagne                                12,600       12,600          0
Serge Cote                                      12,600       12,600          0
Yves Tremblay                                   12,600       12,600          0
Gilles Villemaire                               12,600       12,600          0

                                                 Warrants beneficially owned*
                                              before                      after
 Name of warrant holder                      offering      offering     offering

Michel Lefebvre                                 12,600       12,600          0
Monique Lussier                                 12,600       12,600          0
Gestion Jacques Plantes inc                     37,800       37,800          0
Denis Adam                                      12,600       12,600          0
Francine Goyette                                12,600       12,600          0
Isabel Marques                                  12,600       12,600          0
Yvan Dery                                       12,600       12,600          0
Danielle Dubuc                                  25,225       25,225          0
Renald Racine                                   12,600       12,600          0
D. et M. Gariepy                                12,600       12,600          0
Louise Beauvolsk                                12,600       12,600          0
Sebastien Leduc                                 12,600       12,600          0
Louise Nadeau                                   12,600       12,600          0
Juliette A. Bourque                             12,600       12,600          0
Richard Bourque                                 12,600       12,600          0
Jean-Jacques Lajoie                             25,225       25,225          0
Paul-Andre Lepage                               12,600       12,600          0
Simon Francoeur                                 12,600       12,600          0
Bruno Girouard                                  12,600       12,600          0
Investissement Dumont                           12,600       12,600          0
Paul Nolin Auto                                 12,600       12,600          0
BBT Consulting Group                           500,000      500,000          0
Addison, Pierre                                  1,000        1,000          0
Akhavan, Hooman                                  2,000        2,000          0
Anagnostaras, Con                                5,000        5,000          0
Anderson, Vivian                                 1,000        1,000          0
Angers, Dyan                                     1,000        1,000          0
Angers, Jocelyne                                 1,000        1,000          0
Angers, Sylvain                                  2,000        2,000          0
Anthabian, Tigran                                1,500        1,500          0
Antun, Emilio                                    2,000        2,000          0
Araujo, Jose                                    15,000       15,000          0
Araujo, Jose                                     5,000        5,000          0
Arvanitakis, Irene                               1,500        1,500          0
Arvanitakis, Maria                               2,000        2,000          0
Audate, Martine                                  1,847        1,847          0
Bachellerie, Yan                                 1,000        1,000          0
Batchelder, Todd                                 1,000        1,000          0
Bao, Nick                                        2,000        2,000          0
Bazinet, Marie-France                           10,000       10,000          0
Bazzarelli, Ernest                               1,000        1,000          0
Beheshti-Zavareth, Hossein                         728          728          0

                                                 Warrants beneficially owned*
                                                   before                 after
 Name of warrant holder                           offering    offering  offering

Beaudin, Bert                                        2,000      2,000       0
Beaulieu, Pauline                                    1,981      1,981       0
Beauregard, Micheline                                3,855      3,855       0
Beauregard, Sonia                                    1,313      1,313       0
Benoit, Gaetan                                       5,000      5,000       0
Berger, Louise                                       3,000      3,000       0
Blais, Francine                                      1,981      1,981       0
Blais, Sylvain                                         930        930       0
Boivert, Jacques                                     2,000      2,000       0
Bouchard D'amico, Louise                             5,000      5,000       0
Boucher, Yan                                         1,981      1,981       0
Brouillard, M                                        3,220      3,220       0
Bussiere, Robert                                     2,300      2,300       0
Cardinal, Frederic                                   1,998      1,998       0
Cardinal, Raymond                                    1,146      1,146       0
Cardinal, Carole                                     1,153      1,153       0
Calisto, Mike                                        2,000      2,000       0
Campagnale, Vince                                    2,000      2,000       0
Cannuli, Diane                                       1,000      1,000       0
Carnevale, Benny                                     1,500      1,500       0
Carruthers, William                                 33,000     33,000       0
Chiminian, Hagop                                     1,000      1,000       0
Christofaro, Joseph                                  2,650      2,650       0
Chu, Kun Chu                                        30,000     30,000       0
Coiteux, F                                           3,250      3,250       0
Collins, Ginette                                     2,000      2,000       0
Cote, Michel                                         6,661      6,661       0
Cote, Pierre-Paul                                    2,740      2,740       0
Courchesne, Lyne                                     1,000      1,000       0
Cunningham, Diane                                    1,000      1,000       0
Daigle, Claude                                       5,000      5,000       0
D'Amico, Carlo                                       1,500      1,500       0
Dansereau, J. F                                      1,417      1,417       0
Daviau, Louise                                       9,800      9,800       0
De Nardis, Luigi                                    10,000     10,000       0
De Nardis, Mena                                      1,000      1,000       0
Deruyter, Ellen                                      2,670      2,670       0
Desjardins, G                                       20,000     20,000       0
Disalvo, Joseph                                      5,000      5,000       0
Dore, Michelle                                       5,274      5,274       0
Dolar, Jirayr                                       10,000     10,000       0
Dulude, Valerie                                      4,000      4,000       0

                                                 Warrants beneficially owned*
                                                   before                 after
 Name of warrant holder                           offering    offering  offering

Dugas, Yves                                            975        975       0
Ediflex inc                                          3,318      3,318       0
Edition Louis Martin                                 3,318      3,318       0
Eliopoulos, Georges                                  2,000      2,000       0
Fafard, Andree                                      14,400     14,400       0
Favas, Emanuel                                      11,936     11,936       0
Felsher, Melvyn                                     10,000     10,000       0
Ferner, Susan                                        2,000      2,000       0
First-Guardian International Corporation            10,000     10,000       0
Fontaine, Bernard                                    1,600      1,600       0
Ford, Marjorie                                      20,000     20,000       0
Fortier, Denis                                       4,000      4,000       0
Foster, Linda J                                      2,000      2,000       0
Furman, Mitchel                                      2,000      2,000       0
Giannini, Giuseppe                                   3,000      3,000       0
Goldfinch, Stephanie                                 1,000      1,000       0
Gravas, Spiros et Arvanitakis, Panayiota             2,000      2,000       0
Guerin, Carl                                         2,665      2,665       0
Guerin, Gilles                                       3,961      3,961       0
Guerin, Jean-Francois                                1,336      1,336       0
Guernon, Jean                                        3,278      3,278       0
Hancock, Richard                                    10,000     10,000       0
Hancock, Richard                                     4,989      4,989       0
Harel, Hubert                                       10,000     10,000       0
Hartvigsen, Kris                                     1,200      1,200       0
Hebert, Fernande                                    10,000     10,000       0
Hebert, Jean                                        23,300     23,300       0
Hebert, Jean                                        23,396     23,396       0
Hoyt, Randy                                          1,000      1,000       0
Jamalouden, Nazmoon                                 15,000     15,000       0
Kaklamanos, Leonidas                                 3,000      3,000       0
Kalafatidis, James                                   3,400      3,400       0
Kastelorizios, Maria                                 8,000      8,000       0
Karteris, Maria                                     13,422     13,422       0
Karteris, John                                      16,680     16,680       0
Karteris, John                                      16,780     16,780       0
Kirakossian, Garabet                                11,000     11,000       0
Kirakossian, Hourie                                  2,500      2,500       0
Kirakossian, Vartivar                                6,000      6,000       0
Lachapelle, Sylvain                                  5,200      5,200       0
Lacroce, Vincenzo                                    3,000      3,000       0
Lalande, Sophie                                      3,000      3,000       0

                                                 Warrants beneficially owned*
                                                   before                 after
 Name of warrant holder                           offering    offering  offering

Lamorgese, Caroline                                  1,000      1,000       0
Lamorgese, Tony                                      2,000      2,000       0
Lanoie, Pierre                                         230      2,130       0
Laverdiere, Chantal                                  1,000      1,000       0
Lebel, Yannick                                       1,000      1,000       0
Leroux, Guylaine                                     8,000      8,000       0
L.I.B. Invest. Club                                  2,000      2,000       0
Lintzeris, Peter                                     2,000      2,000       0
Luniewski, Renee                                     2,000      2,000       0
Mady, Chady                                          3,014      3,014       0
Malenfant, Robert                                   20,700     20,700       0
Malenfant, Veronique                                 7,950      7,950       0
Marcos, Marcel                                       1,000      1,000       0
Markov, Nikolaos                                     1,500      1,500       0
Martin, Jacques                                     50,000     50,000       0
Martin, Philippe                                     2,000      2,000       0
Martinez, Alvaro                                     2,000      2,000       0
Mathieu, Josee                                       4,916      4,916       0
Mineo, Serge                                         1,000      1,000       0
Morazain, Luc                                        2,000      2,000       0
Morel, Remy                                            600        600       0
Morin, Pierre                                        9,460      9,460       0
Morissette, Solange                                    900        900       0
Morgia, Anne-Marie                                   1,000      1,000       0
Muller, Peter                                        1,000      1,000       0
Natale R. Gennaro                                    8,000      8,000       0
Pacheco John et Pacheco Joe                          1,313      1,313       0
Panaccione, Fabio                                   10,000     10,000       0
Papadakos, Georgia                                  15,000     15,000       0
Pappappicco, Mariella                                5,000      5,000       0
Pare, Richard                                        3,341      3,341       0
Perreault, Daniel                                    1,600      1,600       0
Petit, Patrice                                       3,137      3,137       0
Pires, Joa                                          20,000     20,000       0
Poulin, Christian                                    1,336      1,336       0
Poulopoulos, N                                       5,000      5,000       0
Purcell, Anita                                       1,000      1,000       0
Rea, Karen                                           3,000      3,000       0
Renaud, Denis                                        3,318      3,318       0
Richard, Martin                                      1,500      1,500       0
Riopel, Nicole                                       1,400      1,400       0
Rioux, Pierre Sam                                    2,015      2,015       0

                                                 Warrants beneficially owned*
                                                   before                 after
 Name of warrant holder                           offering    offering  offering

Roque, Christina                                     1,000      1,000       0
Salas Fernandez, Carlos Luis                         1,982      1,982       0
Santucci, Anthony                                    1,000      1,000       0
Santucci, Gianni                                    10,000     10,000       0
Santucci, Mario                                      1,000      1,000       0
Santucci, Mario                                     16,500     16,500       0
Sauve, Diane                                         2,000      2,000       0
Shou, Judy                                           1,000      1,000       0
Sistatsis, Georges                                   1,000      1,000       0
Stefaros, Bill                                      12,000     12,000       0
Stinziani, Giovanni                                  8,000      8,000       0
Stockden, Gary                                       2,000      2,000       0
Taddeo, Anthony                                      1,000      1,000       0
Tartaglia, Nick                                      5,929      5,929       0
Tassone, Vittoria                                    5,000      5,000       0
Tolias, Maria                                        4,000      4,000       0
Therrien, Eric                                       2,500      2,500       0
Therrien, Ghislaine                                  2,500      2,500       0
Tremblay, Marc                                      16,700     16,700       0
Trudeau, Wayne                                       3,000      3,000       0
Vaccarella, Vincent                                 14,000     14,000       0
Vassiliou, Joanne                                    1,000      1,000       0
Vassiliou, Vicky                                     3,400      3,400       0
Veilleux, Vincent                                    6,661      6,661       0
Virgilio, Giuseppe                                   6,500      6,500       0
Ward, Lance                                          1,660      1,660       0
Woods, James                                         5,000      5,000       0
Winikoff, Mark                                       1,000      1,000       0
Zervakos, Georges                                   29,000     29,000       0
Zervakos, Georges                                    4,989      4,989       0
Zervakos, Kostantinos                                2,000      2,000       0
Zervakos, Melinda                                    2,000      2,000       0
Zervakou, Rosa                                       1,000      1,000       0
3101-5464 Quebec inc                                35,000     35,000       0
9008-5085 Quebec inc                                15,000     15,000       0


----------

     * We are registering the shares underlying the warrants. References in the chart to <<warrants>> before or after sale are all references to the underlying shares. The list has been presented in two parts to distinguish between the actual shares and the shares underlying the warrants. Each warrant is exercisable into one share of Class B common stock at a price of $1.10.

     (1)  Controlled by our president, CEO and chairman.

     (2)  Our senior vice president sales and marketing and a director.

     (3)  Mr. Pierre Saint-Aubin is a director of this entity.

                                  Legal matters

     Certain legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

                                     Experts

     Our audited financial statements as of October 31, 1999 and for the fiscal year then ended are included in this prospectus in reliance upon the report of Mark Cohen C.P.A., an independent certified public accountant, and upon the authority of said person as an expert in accounting and auditing.

                              Available information

     Commencing on the date of this prospectus, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of its regional offices at the following addresses:

     o    7 World Trade Center, 13th Floor, New York, New York 10048; and

     o    500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEET
                              AT OCTOBER 31, 1999

                                     Assets

Current Assets
   Cash and cash equivalents                                          $ 350,019
   Receivables, net                                                      90,985
                                                                      ---------
     Total current assets                                               441,004
Other assets                                                            473,478
                                                                      ---------
     Total assets                                                       914,482
                                                                      =========




                      Liabilities and Shareholder's Equity

Current Liabilities
   Accounts payable                                                     119,000
   Note Payable                                                         279,667
   Other current liabilities                                             58,190
                                                                      ---------
     Total current liabilities                                          456,857

Shareholder's Equity
   Common Stock, class A, $1.00 par value; authorized                      --
      5,000,000 shares; issued and outstanding none in 1999
   Common Stock, class B, $.001 par value; authorized                    19,608
      55,000,000 shares; issued and outstanding 19,608,372 in 1999
   Paid in Capital                                                      696,656
   Deficit accumulated during the development stage                    (258,639)
                                                                      ---------
     Total Shareholder's Equity                                         457,626

     Total liabilities and shareholder's equity                       $ 914,482
                                                                      =========


        Read the accompanying summary of significant accounting policies and notes to financial statements, both of which are an integral part of this financial statement.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                               STATEMENT OF INCOME
                       FOR THE YEAR ENDED OCTOBER 31, 1999

                                                                Year Ended
                                                             October 31, 1999
                                                             ----------------

Operating Expenses:
       Selling, general and administrative expenses             $   258,639

                                                                -----------
Net Loss                                                        $  (258,639)
                                                                ===========

Basic weighted average common shares outstanding                  6,185,628
                                                                ===========

Basic Loss per common share                                     $   (0.0418)
                                                                ===========



        Read the accompanying summary of significant accounting policies and notes to financial statements, both of which are an integral part of this financial statement.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       STATEMENT OF SHAREHOLDER'S EQUITY
                      FOR THE YEAR ENDED OCTOBER 31, 1999



                                                                   Common Class A                          Common Class B
                                                             -----------------------          --------------------------------------
                                                             Shares           Amount          Shares       Par Value          Amount
                                                             ------           ------          ------       ---------          ------

Balance, beginning:                                            --          $     --               --                      $     --

June 30, 1999
  Proceeds from the sale of Class B                                                         18,085,472        0.001           18,085

September 16, 1999
  Contract Settlement - BBT Consulting Group, Inc.             --                --            500,000        0.001              500

October 22, 1999
  Proceeds from the sale of Class B through                                                    384,700        0.001              385
  circular offering

October 26, 1999
  Issuance of stock to GSI Technologies                                                        600,000        0.001              600
  (3529363 Canada Inc.) for license rights
  Dividend to affiliate - GSI Technologies
  (3529363 Canada Inc.) for license rights

October 27, 1999
  Proceeds from the sale of Class B through                                                     18,000        0.001               18
  circular offering

October 29, 1999
  Proceeds from the sale of Class B through                                                     20,200        0.001               20
  circular offering

Net loss year ended October 31, 1999
                                                         ----------        ----------       ----------       ------       ----------

Balance, ending:                                               --          $     --         19,608,372       $0.001       $   19,608
                                                         ==========        ==========       ==========       ======       ==========

                                                                        Accumulated
                                                                       Deficit during
                                                        Paid in         Development       Cost per
                                                        Capital            Stage            Share
                                                        -------            -----            -----

Balance, beginning:                                     $    --           $    --

June 30, 1999
  Proceeds from the sale of Class B                          --                --           0.001

September 16, 1999
  Contract Settlement - BBT Consulting Group, Inc.           --                --           0.001

October 22, 1999
  Proceeds from the sale of Class B through               384,315              --           1.000
  circular offering

October 26, 1999
  Issuance of stock to GSI Technologies                   599,400              --           1.000
  (3529363 Canada Inc.) for license rights
  Dividend to affiliate - GSI Technologies               (325,221)
  (3529363 Canada Inc.) for license rights

October 27, 1999
  Proceeds from the sale of Class B through                17,982              --           1.000
  circular offering

October 29, 1999
  Proceeds from the sale of Class B through                20,180              --           1.000
  circular offering

Net loss year ended October 31, 1999                                       (258,639)
                                                        ---------         ---------         -----

Balance, ending:                                        $ 696,656         $(258,639)        0.037
                                                        =========         =========         =====


        Read the accompanying summary of significant accounting policies and notes to financial statements, both of which are an integral part of this financial statement.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED OCTOBER 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                                     $(258,639)
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
              Depreciation and amortization                               1,301
                Issuance of stock for contract settlement                   500
Changes in Operating assets and liabilities:
              Accounts Receivable                                       (90,985)
              Accounts Payable and Accrued Liabilities                  177,190
                                                                      ---------

Net cash provided by/(used in) operating activities                    (170,634)


CASH FLOWS FROM INVESTING ACTIVITIES:


Net cash provided by/(used in) investing activities                        --


CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Notes payable, principally related parties                             79,667
  Sales of common stock                                                 440,985
                                                                      ---------

Net cash provided by/(used in) financing activities                     520,652
                                                                      ---------


Net increase (decrease) in cash and cash equivalents                    350,019
Cash and cash equivalents, beginning of period                             --
                                                                      ---------

Cash and cash equivalents, end of period                              $ 350,019
                                                                      =========


        Read the accompanying summary of significant accounting policies and notes to financial statements, both of which are an integral part of this financial statement.

                       GSI TECHNOLOGIES USA, INC.
                  (A COMPANY IN THE DEVELOPMENT STAGE)
               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                       YEAR ENDED OCTOBER 31, 1999


Basis of accounting:

     GSI Technologies USA, Inc. prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

Management estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of financial instruments:

     The carrying amounts of cash and equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the short duration of these instruments.

Impairment of long-lived assets:

     Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. Intangible assets have been written down to their net estimated realizable value.

Cash and cash equivalents:

     The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

Receivables:

     The Company believes that the carrying amount of receivables at October 31, 1999 approximates the fair value at such date.

License rights:

     License rights are recorded at cost, less accumulated amortization. Licenses are amortized to operations using the straight-line method over the remaining term. The remaining term is 59 months for the current and only license which the company has rights to.

                       GSI TECHNOLOGIES USA, INC.
                  (A COMPANY IN THE DEVELOPMENT STAGE)
               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                       YEAR ENDED OCTOBER 31, 1999


Per share amounts:

     Loss per share is computed by dividing net loss by the weighted average number of shares outstanding throughout the year.

Recent Accounting Pronouncements:

     The Statement of Financial Accounting Standards Board (SFAS) No. 130, "Reporting Comprehensive Income," was issued by the Financial Accounting Standards Board (FASB) in June 1997. This Statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income including, among other things, foreign currency translation adjustments and unrealized gains and losses on certain investments in debt and equity securities. Also in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting information about operating segments in annual financial statements, and requires that an enterprise report selected information about operating segments in interim reports issued to shareholders. Both of these Statements are effective for fiscal periods beginning after December 15, 1997. The Company does not expect the adoption of these statements to have a material impact on its financial condition or results of operations.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINANCIAL STATEMENTS
                           YEAR ENDED OCTOBER 31, 1999


1.   Organization and business

     GSI Technologies USA, Inc., formerly I.B.C. Corporation, was incorporated in the State of Delaware on July 06, 1998. The Company participates in the Information Technology (IT) industry, specializing in broadcasting solutions principally for advertisers and others seeking to reach the greatest number of "viewers per day" as well as to achieve other commercial and public service objectives. The basic advanced technology available to the company by way of a Master Licensing agreement is the successful integration of various hardware components and specialty software for the transmission of broadcast signals in real time via the Internet to remote locations. Using its universal transcoder system, the company has a unique capability in broadcasting from a central server to full video screens in remote locations anywhere in the world. The system is capable of updating pinpoint information minute by minute by way of video compressing systems and other fully automated software systems.

2.   Concentrations of credit risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. The credit risk associated with cash and cash equivalents is considered low due to the credit quality of the financial institutions. The Company maintains, when appropriate, an allowance for uncollectible receivables. Therefore, no additional credit risk beyond amounts provided for collection losses is believed inherent in the Company's receivables and to date have been within management's expectations.

3.   Details of financial statement components

          Receivables:

          Receivable - GSI Technologies, Canada                     $  18,085
          Receivable - Maxima Capital                                  72,900
                                                                    ---------
                                                                    $  90,985

     Other Assets:
          License rights                                            $ 474,779
          (Acquired from affiliate and recorded at
          predecessor basis with the cost over such
          basis recorded as a dividend to affiliate).
          Accumulated amortization                                     (1,301)
                                                                    ---------
                                                                    $ 473,478

          Other Current Liabilities:
          Due to A. Adouelouafa                                     $   5,900
          Accrued Expenses                                             52,290
                                                                    ---------
                                                                    $  58,190

4.   Commitments, contingencies and litigation

     OTC Bulletin Board Listing:

     The company contracted on September 16, 1999 with BBT Consulting Group Ltd. to assist in obtaining a (NASDAQ) OTC Bulletin Board listing of its common shares. The agreement states a fee of $50,000.00 to BBT Consulting Ltd.. all of which has been accrued in the financial statements.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINANCIAL STATEMENTS
                           YEAR ENDED OCTOBER 31, 1999


     Commitments, contingencies and litigation (continued)

     Employment Contracts:

     On October 29, 1999, the Company executed a three year employment agreement (which starts on January 01, 2000) with its President, Mr. J. Michel de Montigny. On October 29, 1999, the Company executed a one year employment agreement (which starts on January 01, 2000) with its Vice President Finance, Mr. James Hone.

     Year 2000 compliance:

     The year 2000 issue is the result of computer programs being written using two (2) digits rather than four (4) digits to define the year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This problem could force computers to either shut down or provide incorrect data or information. The Company utilizes generic software programs developed, maintained and upgraded by independent computer software providers. In response to the year 2000 issue, management is of the opinion that the providers of these software programs will resolve the date sensitive issue so that all critical systems will be in compliance prior to the year 2000. The Company does not anticipate any material adverse impact on the business.

     Going Concern:

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The company reported a net loss of $258,639 for the year ended October 31, 1999. As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $171,134 from inception. To date, this has been financed principally through the sale of common stock ($440,985) and short term debt ($79,667) which is related party debt. Management believes the company has sufficient funds available until June 2000 due to the October 1999 offering. In October 1999, the Company acquired the licensing rights to market the technology, processes, methods and techniques to provide electronic advertising services on a commercial basis The operating plan for the year ending October 31, 2000 reflects the sale and installation of a total of 280 display units, beginning with the first installation of 20 units in April 2000. These installations will generate revenue and cash flow to the company. Additional capital and/or borrowings may be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations. The company has available the option to seek additional funds from current shareholders through borrowings or equity financing. Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and seek new expansive areas in broadcasting solutions. Management anticipates that an additional investment of several million dollars will be needed to develop an effective sales and marketing program and fund purchases of future acquisitions before the organization will generate sufficient cash flow from operations to meet current operating expenses and overhead.

5.   Comprehensive income (loss)

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. The adoption of this statement did not result in a change in the Company's disclosure.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINANCIAL STATEMENTS
                           YEAR ENDED OCTOBER 31, 1999

6.   Related Parties

     License rights:

     On October 26, 1999, the Company entered into a license rights agreement with GSI Technologies (3529363 Canada Inc.), a shareholder of the company and an affiliate. The amount of the license agreement was $800,000. On October 26, 1999, the Company issued 600,000 shares of common stock, class B, to GSI Technologies (3529363 Canada Inc.), a shareholder of the company, in settlement of the license rights agreement in the amount of $600,000 and also issued a note payable for the balance of $200,000 (refer to note payable to stockholder below). The license was capitalized at predecessor cost for an amount of $474,779 with the difference of $325,221 treated as a dividend to affiliate. The $325,221 dividend to affiliate was applied against paid in capital.

     Note payable to stockholder:

     The company has a note payable dated October, 31, 1999 in the amount of $279,667 to GSI Technologies (3529363 Canada Inc.), a shareholder of the company. This note is for settlement of payment for license rights agreement of $200,000 and reimbursements of expenditures in the amount of $79,667 paid by GSI Technologies (3529363 Canada Inc.) during the fiscal year ended October 31, 1999 on behalf of GSI Technologies USA, Inc. The note is unsecured and bears interest of prime plus two percent and matures on October 31, 2000.

     Accrued financing expenses:

     On October 31, 1999, the Company accrued financing expenses in the amount of $10,000 due to Totalcom Inc., a shareholder of the company. This amount is for finder fees associated with the circular offering. Mr. J. Michel de Montigny is a 49 percent shareholder of Totalcom Inc. as well.

     On October 31, 1999, the Company accrued financing expenses in the amount of $15,000 due to 3633730 Canada Inc., a shareholder of the company. This amount is for finder fees associated with the circular offering. Mr. J. Michel de Montigny is a 100 percent shareholder of 3633730 Canada Inc. as well.

     On October 31, 1999, the Company accrued financing expenses in the amount of $15,000 due to 9035-2899 Quebec Inc., a shareholder of the company. This amount is for finder fees associated with the circular offering.

     On October 31, 1999, the Company accrued financing expenses in the amount of $86,500 due to Maxima Capital Inc., a shareholder of the company. This amount is for finder fees associated an agreement entered into on August 17, 1999 with the Company. Mr. Pierre Saint-Aubin is the Director of Maxima Capital Inc. and a shareholder of GSI Technologies USA, Inc.

     Professional services:

     On August 17, 1999, the Company entered into an agreement with Maxima Capital Inc., a shareholder of the company, for consulting services related to obtaining an OTC Bulletin Board listing. The fee for such services totaled $12,000 of which $7,500 has been accrued in the financial statements. Mr. Pierre Saint-Aubin is a Director of Maxima Capital Inc. and a shareholder of GSI Technologies USA, Inc.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINANCIAL STATEMENTS
                           YEAR ENDED OCTOBER 31, 1999


7.   Income Taxes

     The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

8.   Common Stock

     The company has 5,000,000 shares of class A common stock which to date have never been issued. Management has no intent of issuing any of these shares and will be canceling these shares by filing an amendment to the articles of incorporation with the State of Delaware.

9.   Warrants and Options

     On June 30, 1999, the Company issued 2,174,000 warrants to founding shareholders. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $1.10.

     On September 16, 1999, the Company issued 500,000 warrants to BBT Consulting Group, Inc. as part of its contractual agreement to obtain a (NASDAQ) OTC Bulletin Board listing of its common shares. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $1.10.

     From October 22, 1999 to October 29, 1999, the Company, in accordance with it offering circular to sell no less than 300,000 and up to 1,000,000 units (each unit consisting of one (1) share of common stock and (1) warrant), sold 422,900 shares of common stock. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

     On October 29, 1999, the Company executed a three year employment agreement (which starts on January 01, 2000) with its President, Mr. J. Michel de Montigny, which allows the purchasing of up to 500,000 warrants at $1.10 cents per warrant during his employment.

10.  Earnings (Loss) per common share

     Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period.

11.  Subsequent Events

     Circular Offering:

     From November 01, 1999 to November 30, 1999, the Company, in accordance with it offering circular to sell no less than 300,000 and up to 1,000,000 units (each unit consisting of one (1) share of common stock and (1) warrant), completed its offering by selling the remaining 577,100 shares of common stock. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

     Office rent agreement:

     On November 01, 1999, the company entered into an office rent agreement with Fernand Lamothe Inc. for office space. This agreement is for a term of 1 year and the annual rental amount is $3,816. Mr. Fernand Lamothe, the president of Fernand Lamothe Inc., is also the President of Power Group Consultants, LLC., a shareholder in GSI Technologies USA, Inc.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINANCIAL STATEMENTS
                           YEAR ENDED OCTOBER 31, 1999


     Subsequent Events (continued):

     Consulting agreement:

     On November 04, 1999, the Company entered into a consulting agreement with Power Group Consultants, LLC., a shareholder of the company. The fee is $10,000 and relates to preparation of financial statements for management and assisting management throughout the audit of the October 31, 1999 financial statements.

================================================================================

You should only rely on the information contained in this document or other information that we refer you to. We have not authorized anyone to provide you with any other information that is different. You should note that even though you received a copy of this Prospectus, there may have been changes in our affairs since the date of this Prospectus. This Prospectus does not constitute an offer to sell securities in any jurisdiction in which such offer or solicitation is not authorized

                                TABLE OF CONTENTS
                                                                    PAGE

Risk Factors                                                         3
Special Note Regarding
   Forward-Looking Statements                                        8
Summary Historical Financial
   Information                                                       9
Plan of Operations                                                   9
Use of Proceeds                                                     13
Business                                                            14
Management                                                          27
Security Ownership of Certain
   Beneficial Owners and Management                                 29
Executive Compensation                                              30
Certain Relationships
   and Related Transactions                                         30
Disclosure of Commission Position
   on Indemnification for Securities
   Act Liability                                                    31
Description of Securities                                           26
Plan of Distribution                                                33
Selling Stockholders                                                33
Legal Matters                                                       47
Experts                                                             47
Available Information                                               47
Index to Financial Statements                                       F-

================================================================================



                        8,377,206 Shares of Common Stock



                            GSI TECHNOLOGIES USA INC.

                                   ----------

                                   PROSPECTUS

                                   ----------




                              _____________ , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 13. Other expenses of issuance and distribution

     The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee .......................           $ 2,650
Accountants' Fees ............................................           $15,000
Legal Fees ...................................................           $20,000
Company's Administrative Expenses ............................           $30,000
Printing  and  engraving .....................................           $10,000
Miscellaneous ................................................           $ 2,350


        Total                                                            $80,000
                                                                         =======

Item 14. Indemnification of directors and officers.

     Neither our By-Laws nor our Certificate of Incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Item 15. Recent sales of unregistered securities

     In June 1999, Registrant sold an aggregate of 18,085,472 shares at par value and issued an aggregate of 2,174,000 warrants to purchase one share of Class B Common Stock at $1.10. All of shares were restricted and were issued to non-U.S. persons pursuant to the exemption from registration contained in Regulation S.

     In September 1999, Registrant issued 500,000 restricted shares to one consultant as payment for consulting services pursuant to the exemption from registration contained in Section 4(2). The consultant assisted Registrant in obtaining an OTC:BB listing and overseeing SEC compliance and had complete access to all of Registrant's files. The shares were valued at $0.001 per share.

     In October 1999, Registrant issued 600,000 restricted shares to GSI Canada, an affiliated entity, as a licensing fee. This issuance was pursuant to the exemption from registration contained in Section 4(2). The affiliate should be deemed to have complete knowledge of Registrant's activities due to overlapping directorships and the fact Registrant's business is predicated on the licensed technology. The shares were valued at $1.00 per share.

     In October/November 1999, Registrant sold 1,000,000 units consisting of one share of Class B Common Stock and one warrant to purchase one share of Class B Common Stock at a price of $1.10. The Units were sold pursuant to the exemptions from registration contained in Regulation S and Regulation D, Rule 506.

Item 16. Exhibits and financial statements schedules.

     3.1       Certificate of Incorporation, as amended*

     3.2       By-Laws*

     4.1       Specimen Common Stock Certificate*

     4.2       Specimen Warrant Certificate*

     5         Opinion of Heller, Horowitz & Feit, P.C.*

     10.1 Master License Agreement between GSI Technologies USA Inc. and GSI Technologies (3529363 Canada Inc.)*

     Other material contracts

     10.1(a)   Leases

               Employment agreements

     10.1(b)   De Montigny

     10.1(c)   Hone

     10.1(d)   Laplante

     10.1(e)   Maxima Capital

     10.1(f)   BBT agreement

     23.1 Consent of Heller, Horowitz & Feit, P.C. (included in the Opinion filed as Exhibit 5)

     23.2      Consent of Mark Cohen, C.P.A.

     27        Financial data schedule, as amended

----------
* Previously filed


Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (iv) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the ___ day of April, 2000.

     GSI TECHNOLOGIES USA INC.


     By:  /s/ J. Michel de Montigny
          ---------------------------------------
          J. Michel de Montigny, president and CEO

     In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

             Signature                   Title                        Date
             ---------                   -----                        ----


  By: /s/ J.Michel de Montigny
      ------------------------
      J. Michel de Montigny           President, Chief           April 19, 2000
                                      Executive Officer
                                      and Chairman


  By: /s/ James A. Hone
      ------------------------
      James A. Hone                   Senior Vice President      April 19, 2000
                                      Administration, Chief
                                      Financial Officer
                                      and Director


  By: /s/ Michel Laplante
      ------------------------
      Michel Laplante                 Senior Vice President      April 19, 2000
                                      Sales and Marketing
                                      and Director